Exhibit 4.17

SHARE PURCHASE AGREEMENT

BY AND AMONG

MOMO INC.

TANTAN LIMITED

and

THE SELLING SHAREHOLDERS AND FOUNDERS NAMED HEREIN

Dated as of February 23, 2018

SCHEDULES AND EXHIBITS

Schedule A	Selling Shareholders and Purchased Shares
Schedule B	Outgoing Directors
Schedule C	Senior Managers

Exhibit A	Form of Resignation and Release Letters
Exhibit B	Form of Instrument of Transfer
Exhibit C	Notice
Exhibit D	Form of New Articles

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of February 23, 2018, is entered into by and among (i) Momo Inc., a company incorporated under the Laws of the Cayman Islands (the “Purchaser”), (ii) Tantan Limited, a company incorporated under the Laws of the Cayman Islands (the “Company”), (iii) the Persons set forth in Schedule A hereto (collectively, the “Selling Shareholders” and individually a “Selling Shareholder”), and (iv) Yu Wang, a citizen of Sweden with Passport No. ******** and Ying Pan, a Chinese citizen with Chinese ID No. ****************** (collectively, the “Founders”).

W I T N E S S E T H:

WHEREAS, each Selling Shareholder owns the number and type of Shares (as defined below) as set forth opposite such Selling Shareholder’s name in Schedule A under the heading “Purchased Shares”;

WHEREAS, each Selling Shareholder desires to sell to the Purchaser, and the Purchaser desires to purchase from each Selling Shareholder, on the terms and subject to the conditions set forth herein, such number and type of Shares as set forth opposite such Selling Shareholder’s name in Schedule A under the heading “Purchased Shares”; and

WHEREAS, Yu Wang holds 100% of the equity interests in the Founder Shareholder (defined below) and Ying Pan is a registered shareholder of the Onshore Opco (defined below).

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, and intending to be legally bound, the Parties hereby agree as follows:

Article I

Definitions

Section 1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Government Authority.

“ADSs” means the American Depositary Shares of the Purchaser, each representing two (2) Momo Class A ordinary shares.

“Affiliate” means, (a) with respect to any Person that is an individual, his or her Immediate Family Members and (b) with respect to any Person that is not an individual, any other Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Aggregate Purchase Price” has the meaning ascribed to it in Section 2.2. “Agreement” has the meaning ascribed to it in the Preamble.

“AIC” means the Administration for Industry and Commerce of the PRC, or its applicable local counterpart.

“Annual Consolidated Financial Statements” has the meaning ascribed to it in Section 3.7(a).

“Anti-Corruption Laws” has the meaning ascribed to it in Section 3.16(d).

“Applicable Accounting Standard” means Accounting Standards for Business Enterprises and other relevant accounting regulations issued by the Ministry of Finance of the PRC and any amendments and modifications thereto.

“Attorneys’ Fees” means the fees, costs and expenses to be paid to the Sellers’ Legal Counsel for services rendered in connection with this the preparation, execution and performance of this Agreement and the transactions contemplated hereunder.

“Balance Sheet Date” has the meaning ascribed to it in Section 3.7(a). “Benefit Plan” has the meaning ascribed to it in Section 3.17.

“Bulletin 7” means Bulletin No. 7 issued by the PRC State Administration of Taxation on February 3, 2015, titled “Bulletin on Certain Questions relating to the Enterprise Income Tax of Indirect Transfers of Assets by Non-Resident Enterprises (关于非居民企业间接转让财产企业所得税若干问题的公告 )”, and any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

“Business” means, in respect of a Group Company, the business as it currently conducts and as it currently proposes to conduct and, in respect of the Group Companies, the business as the Group Companies currently conduct and as they currently propose to conduct.

“Business Day” means a day that is not a Saturday or Sunday or any other day on which banks in the PRC or Hong Kong are not required or authorized to be closed.

“China Renaissance” means CRP-Fanya Investment Consultants (Beijing) Limited (华兴泛亚投资顾问(北京)有限公司).

“Circular 37” means the Circular No. 37 (汇发[2014]37 号) issued by the PRC State Administration of Foreign Exchange on July 4, 2014, titled “Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Special Purpose Companies (国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知 )”, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

“Closing” has the meaning ascribed to it in Section 2.3. “Closing Date” has the meaning ascribed to it in Section 2.3. “Company” has the meaning ascribed to it in the Preamble.

“Company Fundamental Warranties” has the meaning ascribed to it in Section 8.2(a).

“Company Intellectual Property” has the meaning ascribed to it in Section 3.13(a).

“Company IP Agreements” means (a) licenses of Company Intellectual Property by any Group Company to any third party, (b) licenses of Intellectual Property by any third party to any Group Company, (c) agreements between any Group Company and any third party relating to the development or use of Intellectual Property, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property.

“Company Options” means option awards granted under the Company Share Incentive Plan that entitle the holder thereof to purchase Shares upon the vesting of such award.

“Company Representatives” has the meaning ascribed to in Section 3.16(d). “Company Security Holder” has the meaning ascribed to it in Section 3.16(i).

“Company Share Award Disclosure Schedule” has the meaning ascribed to it in Section 3.4(c).

“Company Share Awards” means the share-based awards granted under the Company Share Incentive Plan, including the Company Options.

“Company Share Incentive Plan” means the Company’s 2015 Stock Incentive Plan, as amended from time to time.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, franchise, Permit or license (whether written or oral).

“Control” (including the terms “Controlled by” and “under common Control with”) with respect to any Person means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the management, policies or affairs of such Person, whether through ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

“Control Documents” has the meaning ascribed to it in Section 3.5(c).

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, executed and delivered by the Warrantors to the Purchaser prior to date of the Upfront Payment.

“Domestic Companies” means the WFOE and the Onshore Opco.

“Environmental Law” means all applicable Laws relating to the protection, conservation and recovery of the environment, as well as the sustainable use of natural resources in order to enhance the lives of individuals, thus procuring for the public health and safety.

“Existing Articles” means the Sixth Amended and Restated Memorandum and Articles of Association of the Company, dated as of August 14, 2017, as may be amended from time to time.

“Existing Shareholders Agreement” means the Fifth Amended and Restated Shareholders Agreement, dated as of August 14, 2017 and as may be amended from time to time, by and among the Company and certain other parties thereto.

“Filing Agent” has the meaning ascribed to it in Section 7.8(b).

“Financial Statements” has the meaning ascribed to it in Section 3.7(a).

“Finder’s Fees” means the amount of US$8,262,368.59 to be paid to China Renaissance for services rendered in connection with the transactions contemplated hereunder.

“Founder Fundamental Warranties” has the meaning ascribed to it in Section 8.2(a).

“Founder Shareholder” means CBNB Investment Limited, a company incorporated under the Laws of the British Virgin Islands.

“Founders” has the meaning ascribed to it in the Preamble.

“Government Authority” means supranational, national, federal, state, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, state, municipal or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative, judicial or arbitral authority, and any securities exchange on which the securities of any Party or its Affiliates are listed.

“Government Entity” means any (i) Government Authority, (ii) public international organization or (iii) company, business, enterprise or other entity owned or controlled by any such Government Authority or public international organization.

“Government Official” means any officer, employee or ceremonial office holder of any government or instrumentality thereof at any level, any political party or public international organization, any political candidate, any royal family member, any director, officer or employee of any state-owned, state-controlled or state-operated enterprise or entity and any other Person connected with any of the foregoing.

“Group Companies” means the Company and any Person (other than a natural person) (i) that is directly or indirectly Controlled by the Company, or (ii) whose results of operation and financial condition are consolidated with those of the Company for financial reporting purposes in accordance with the Applicable Accounting Standard. For the avoidance of doubt, Group Companies include the Domestic Companies and Tantan HK.

“HKIAC Rules” has the meaning ascribed to it in Section 11.3(a).

“Immediate Family Members”, with respect to any natural Person, (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological) and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing.

“Indebtedness” of any Person means, without duplication, (i) the principal of and, accreted value, accrued and unpaid interest, prepayment premiums or penalties and fees and expenses or similar breakage costs or other fees required to be paid under such indebtedness to be satisfied and discharged in full in respect of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations (contingent or otherwise) of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention in the ordinary course of business consistent with the past practice of such Person); (iii) all capitalized lease obligations; (iv) all obligations and Liabilities payable upon termination of interest rate protection agreements, foreign currency exchange agreements or other interest rate or exchange rate hedging or swap arrangements; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Party” has the meaning ascribed to it in Section 10.2(c)(i).

“Indemnifying Party” has the meaning ascribed to it in Section 10.2(c)(i).

“Indemnity Withholding Amount” has the meaning ascribed to it in Section 2.7(a).

“Intellectual Property” means all U.S. and non-U.S. intellectual property, including (i) all intellectual property rights in inventions, discoveries, and processes, and all patents, and patent disclosures, (ii) all trademarks, service marks, trade names, brand names, trade dress rights, logos, Internet domain names and corporate names, and, to the extent recognized under applicable Law, other source indicators, and the goodwill of the business symbolized thereby, (iii) all copyrights and works of authorship in any media, including all designs, (iv) all computer software, databases and programs, (v) all trade secrets, know-how, and other proprietary or confidential information and (vi) all applications, registrations, renewals, foreign counterparts, extensions, continuations, continuations-in-part, reexaminations, reissues, and divisionals of the foregoing.

“Interim Consolidated Financial Statements” has the meaning ascribed to it in Section 3.7(a).

“Knowledge” means the knowledge actually possessed, or should have been possessed after due inquiry.

“Law” means any foreign, federal, state, municipal or local law, statute, code, ordinance, rule, decree, regulation or any common law of any Government Authority or jurisdiction.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings or investigations (whether civil or criminal, judicial or administrative, at law or in equity, or public or private) by or before a Government Authority.

“Liability” means any indebtedness, direct liability or obligation (whether absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including those arising under any Law, Order, Legal Proceeding or Contract and including all costs and expenses relating thereto.

“Licensed Intellectual Property” means Intellectual Property licensed to any Group Company pursuant to the Company IP Agreements to which it is a party.

“Lien” means any lien (including, without limitation, tax lien), encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, restrictive covenant, right of first refusal, right of first offer, easement, servitude or restriction of any kind, including, without limitation on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Long Stop Date” means the date that is six (6) months after the date hereof. “Losses” has the meaning ascribed to it in Section 10.2(a).

“Majority Selling Shareholders” means those Selling Shareholders whose Purchased Shares collectively represent at least 85% of all Purchased Shares of all Selling Shareholders on an as-converted basis.

“Material Adverse Effect” means any change, circumstance, event or effect that, individually or in the aggregate, is or would be or would reasonably be expected to have a materially adverse to (a) the business, operations, assets, Liabilities, condition (financial or otherwise) or results of operations of the Group Companies or the Purchaser (as applicable), taken as a whole; or (b) the ability of the Company or any Majority Selling Shareholder or the Purchaser (as applicable) to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

“Material Contract” has the meaning ascribed to it in Section 3.15(a).

“Material License” means all franchises, permits, licenses, approvals, authorizations and any similar document issued or granted by any Government Authority that are, individually or in the aggregate, material for the conduct of the Business of the Group Companies.

“Momo Class A ordinary share” means Class A ordinary shares, par value of US$0.0001per share, of the Purchaser.

“New Articles” means the memorandum and articles of association of the Company in the form attached hereto as Exhibit D, amending and restating the Existing Articles in the entirety, to be adopted and become effective in accordance with applicable Law upon the Closing.

“Offshore Group Company” means each Group Company that is incorporated outside the PRC.

“Onshore Control Document Termination and Replacements” has the meaning ascribed to it in Section 7.17(a).

“Onshore Equity Transfer” has the meaning ascribed to it in Section 7.17(a).

“Onshore Opco” means Tantan Culture Development (Beijing) Co., Ltd. (探探文化发展(北京)有限公司), a limited liability company organized and existing under the Laws of the PRC.

“Onshore Personnel Replacement” has the meaning ascribed to it in Section 7.17(a).

“Onshore Purchase Price” has the meaning ascribed to it in Section 7.17(a).

“Order” means any written order, injunction, judgment, decree, legally binding notice, ruling, writ, assessment or arbitration award of a Government Authority.

“Ordinary Shares” means the ordinary shares, par value US$0.001 per share, in the capital of the Company.

“Outgoing Directors” means the individuals indicated as an “Outgoing Director” in Schedule B hereto.

“Party” means a party to this Agreement.

“Permit” means any approval, authorization, consent, license, permit or certificate of or issued by a Government Authority.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Government Authority or other entity.

“PRC” or “China” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, Macau and Taiwan.

“Preferred Shares” means, collectively, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares, of the Company.

“Prohibited Payment” has the meaning ascribed to it in Section 3.16(d).

“Purchase Price” has the meaning ascribed to it in Section 2.2.

“Purchased Shares” has the meaning ascribed to it in Section 2.1.

“Purchaser” has the meaning ascribed to it in the Preamble.

“Purchaser Indemnitees” has the meaning ascribed to it in Section 10.2(a).

“Purchaser Nominees” has the meaning ascribed to it in Section 7.17(a).

“Related Parties” means (i) the members or shareholders or equity interest holders (in each case, whether direct or indirect, but excluding any Group Company) of any Group Company, (ii) the directors, officers and Senior Managers of any Group Company, and (iii) the Affiliates of the Persons enumerated under (i) and (ii).

“Related Party Contracts” has the meaning ascribed to it in Section 3.18. “Release” has the meaning ascribed to it in Section 7.11(a).

“Released Claims” has the meaning ascribed to it in Section 7.11(a).

“Released Persons” has the meaning ascribed to it in Section 7.11(a).

“Releasing Persons” has the meaning ascribed to it in Section 7.11(a).

“Relevant PRC Tax Authority” has the meaning ascribed to it in Section 7.8(b).

“Restricted Period” has the meaning ascribed to it in Section 10.2(c)(i).

“Reporting Transactions” has the meaning ascribed to in Section 7.8(b).

“RMB” means Renminbi, the lawful currency of the PRC.

“SAFE” means the State Administration of Foreign Exchange.

“SAFE Regulations” has the meaning ascribed to it in Section 3.16(i).

“Securities” has the meaning ascribed to it in Section 10.2(c)(i).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Shareholder” has the meaning ascribed to it in the Preamble.

“Selling Shareholder Bank Account” has the meaning ascribed to it in Section 7.16.

“Selling Shareholder Fundamental Warranties” has the meaning ascribed to it in Section 8.2(a).

“Senior Managers” means the individuals indicated in Schedule C hereto.

“Series A Preferred Shares” means the Series A preferred shares, par value US$0.001 per share, in the share capital of the Company.

“Series B Preferred Shares” means the Series B preferred shares, par value US$0.001 per share, in the share capital of the Company.

“Series C Preferred Shares” means the Series C preferred shares, par value US$0.001 per share, in the share capital of the Company.

“Series D Preferred Shares” means the Series D preferred shares, par value US$0.001 per share, in the share capital of the Company.

“Shares” means the shares in the capital of the Company, being the Ordinary Shares and the Preferred Shares.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Tantan HK” means Tantan Hong Kong Limited, a limited liability company organized and existing under the Laws of the Hong Kong.

“Tax” or “Taxes” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Government Authority in connection with any item described in clause (a) above, and (c) any form of transferor liability imposed by any Government Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i) above.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Group Company.

“Tax Withholding Amount” has the meaning ascribed to it in Section 2.7(a).

“Third Party Claim” has the meaning ascribed to it in Section 10.2(c)(ii).

“Transaction Documents” means this Agreement, the transaction documents contemplated by Section 7.18, and other agreements, documents, or instruments or certificates that are executed and delivered by any party to any other party concurrently with or in connection with the transactions contemplated by this Agreement.

“Transaction Expenses” has the meaning ascribed to it in Section 11.1.

“Upfront Payment” has the meaning ascribed to it in Section 2.2.

“US$”, “$” or “USD” means United States dollars, the lawful currency of the United States.

“Warrantors” means the Founders and the Founder Shareholder.

“WFOE” means Tantan Technology (Beijing) Co., Ltd. (探探科技(北京)有限公司), a limited liability company organized and existing under the Laws of the PRC.

Section 1.2 Interpretation and Rules of Construction.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) the provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(ii) any reference in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. All Exhibits and Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(iii) any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(iv) the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(v) words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(vi) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; and

(vii) if the conversion between USD and RMB is necessary for the purposes of this Agreement, unless specifically provided otherwise, such conversion shall be conducted at the USD:RMB middle exchange rate last published by China Foreign Exchange Trade System under the authorization of the People’s Bank of China as of the date that is five (5) Business Days prior to the date the relevant payment or calculation is to be made.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

Sale and Purchase of Shares

Section 2.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, at the Closing, each Selling Shareholder shall sell to the Purchaser, and the Purchaser shall purchase from each Selling Shareholder, such number and type of Shares set forth opposite such Selling Shareholder’s name under the heading “Purchased Shares” in Schedule A (the “Purchased Shares” of such Selling Shareholder), free and clear of all Liens.

Section 2.2 Purchase Price. The aggregate purchase price for all Purchased Shares of all Selling Shareholders (the “Aggregate Purchase Price”) shall be consisting of a cash amount of US$591,382,902.22 and 5,328,853 Momo Class A ordinary shares. With respect to each Selling Shareholder, the aggregate purchase price for all Purchased Shares of such Selling Shareholder (the “Purchase Price” for such Selling Shareholder) shall be the respective cash amount and the amount of Momo Class A ordinary shares set forth opposite such Selling Shareholder’s name under the headings “Purchase Price - Cash” and “Purchase Price - Share” in Schedule A. Any Selling Shareholder that does not confirm its respective Purchase Price allocation between cash and Momo Class A ordinary share two (2) days prior to execution of this Agreement shall be entitled to cash only. Within fourteen (14) days after the execution of this Agreement and subject to Section 2.4, the Purchaser shall pay (i) to each Selling Shareholder an amount set forth opposite such Selling Shareholder’s name under the heading “Signing Payment - Cash” in Schedule A (the “Upfront Payment”), (ii) US$70,000,000 (the “Escrow Amount”) to the Company, and (iii) to China Renaissance, fifty percent (50%) of the Finder’s Fee. At the Closing, the Company shall return the Escrow Amount to the Purchaser.

Section 2.3 Closing Date. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Shares of the Selling Shareholders as contemplated by this Agreement (the “Closing”) shall take place via the remote exchange of electronic documents and signatures on a date that is no later than the fifth (5th) day after the satisfaction or valid waiver of each of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), which shall occur within eighty-five (85) days after execution of this Agreement, unless another time, date or place is agreed to in writing by the Purchaser and the Majority Selling Shareholders (the date on which the Closing occurs, the “Closing Date”).

Section 2.4 Signing Deliveries by the Company and Selling Shareholders. At least two (2) days prior to date of the Upfront Payment, the Company and relevant Selling Shareholders shall, and the Founder Shareholder shall procure the Company to, deliver or cause to be delivered to an escrow agent jointly appointed by the Purchaser and the Company:

(a) written resolutions duly and validly signed by all the directors of the Company, evidencing the authorization by the board of directors of the Company of the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including (A) the resignation of the Outgoing Directors appointed by the Selling Shareholders which sell all of their respective Purchased Shares at the Closing (the effectiveness of which may be conditioned upon the Closing); (B) the transfer of the Purchased Shares of all of the Selling Shareholders as contemplated by this Agreement, (C) the adoption of the New Articles; and (D) the termination of Existing Shareholders Agreement in accordance with its terms and Section 7.12, in each case of (A) through (D), effective no later than the Closing;

(b) written resolutions duly and validly signed by all the shareholders of the Company, evidencing the shareholders’ authorization of the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including (A) the resignation of the Outgoing Directors appointed by the Selling Shareholders which sell all of their respective Purchased Shares at the Closing (the effectiveness of which may be conditioned upon the Closing); (B) the transfer of the Purchased Shares of all of the Selling Shareholders as contemplated by this Agreement; (C) the adoption of New Articles; (D) the termination of Existing Shareholders Agreement in accordance with its terms and Section 7.12, in each case of (A) through (D), effective no later than the Closing; as far as the adoption of the New Articles is concerned, it should be passed by a special resolution by the shareholders of the Company;

(c) duly executed irrevocable resignation and release letters (the effectiveness of which may be conditioned upon the Closing), dated no later than the Closing Date, of each of the outgoing directors of each Offshore Group Company (including the Company), in the form set forth in Exhibit A hereto;

(d) an irrevocable instrument of transfer in the form of Exhibit B hereto with respect to the Purchased Shares of such Selling Shareholder, duly executed by such Selling Shareholder;

(e) duly executed irrevocable application for the amount of Momo Class A ordinary shares;

(f) the original share certificate(s) representing the Purchased Shares of such Selling Shareholder or, if such original share certificate(s) could not be returned to the Company at the Closing, an affidavit and indemnity for lost share certificate in form and substance acceptable to the registered agent of the Company and the Purchaser in respect of the Purchased Shares of such Selling Shareholder;

(g) duly executed escrow agreement in terms of the Escrow Amount by and among the Purchaser, the Company and a bank;

(h) duly executed Disclosure Schedule in form and substance satisfactory to the Purchaser.

The foregoing deliverables (except for items (g) and (h)) contemplated by the Section 2.4 shall be automatically released to the Purchaser on the Closing Date.

Section 2.5 Closing Deliveries by the Company. At the Closing, the Company shall, and the Founder Shareholder shall procure the Company to, deliver or cause to be delivered to the Purchaser:

(a) a copy of the register of members of the Company, dated as of the Closing Date and duly certified by the registered office provider of the Company, evidencing that the Purchaser is the owner of all the Purchased Shares, free and clear of all Liens;

(b) one or more share certificates in the name of the Purchaser, dated as of the Closing Date and duly executed on behalf of the Company, collectively evidencing the ownership by the Purchaser of all of the Purchased Shares;

(c) a copy of the register of directors of the Company, dated as of the Closing Date and duly certified by the registered office provider of the Company, evidencing the resignation of each of the Outgoing Directors appointed by the Selling Shareholders which sell all of their respective Purchased Shares at the Closing as directors of the Company and appointment of directors nominated by the Purchaser;

(d) a copy of the register of directors of each of the Offshore Group Companies (other than the Company) as well as relevant filing proofs, dated as of the Closing Date and duly certified by the registered office provider (or equivalent) of such Offshore Group Company, evidencing the appointment of additional director(s) of such Offshore Group Company with individuals designated by the Purchaser;

(e) written resolutions duly and validly adopted by the board of directors and shareholders of each of the Offshore Group Companies (other than the Company), evidencing the appointment of additional director(s) of such Offshore Group Company with individuals designated by the Purchaser;

(f) the following items in respect of each of the Group Companies:

(i) the USB Keys (U 盾) and other electronic devices to operate all its existing bank accounts (if applicable); and

(ii) duly executed originals of all the forms and documents required by the relevant banks to effect the change of authorized signatures to all of its bank accounts, as determined by the Purchaser.

(g) a certificate of good standing of the Company, dated as of a date no earlier than ten (10) Business Days prior to the Closing Date, issued by the Registrar of Corporate Affairs of the Cayman Islands;

(h) a certificate of incumbency of the Company, dated as of a date no earlier than ten (10) Business Days prior to the Closing Date, issued by the Registered Agent of the Company;

(i) a duly executed letter from the Company to its registered office provider to change the client of record to the Purchaser.

Section 2.6 Closing Deliveries by the Selling Shareholders. At the Closing, each Selling Shareholder shall deliver or cause to be delivered to the Purchaser a copy of the resolutions or other internal authorizations duly and validly adopted by the board of directors, shareholders and/or other equivalent corporate organs of such Selling Shareholder evidencing its authorization of the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (provided, however, that if such Selling Shareholder is a partnership, it may deliver a certificate of incumbency in lieu of such resolutions in form and substance reasonably satisfactory to the Purchaser).

Section 2.7 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered:

(a) to each Selling Shareholder, an amount set forth opposite such Selling Shareholder’s name under the heading “Closing Payment - Cash” in Schedule A, (i) less the sum of (A) the amount set forth opposite such Selling Shareholder’s name under the heading “Tax Withholding Amount” in Schedule A hereto (the “Tax Withholding Amount” for such Selling Shareholder), and (B) the amount set forth opposite such Selling Shareholder’s name under the heading “Indemnity Withholding Amount” in Schedule A hereto (the “Indemnity Withholding Amount” for the Founder Shareholder), and (ii) plus, if the Closing, after satisfaction or waiver of conditions precedent contemplated by Section 8.1 with respect to the Company, the Founders and the Selling Shareholders and contemplated by Section 8.2, cannot occur within ninety (90) days after the date of this Agreement for reasons solely attributable to the Purchaser, an interest at a simple rate equal to five percent (5%) per annum (computed on the basis of a 365-day year and with respect to unpaid Purchase Price only) for the period commencing from ninety-first (91st) day after the date of this Agreement until the Closing Date; by wire transfer of immediately available funds in US$ to the Selling Shareholder Bank Account of such Selling Shareholder;

(b) to each Selling Shareholder, a duly issued share certificate in the name of such Selling Shareholder representing the Momo Class A ordinary shares with the amount set forth opposite such Selling Shareholder’s name under the heading “Purchase Price - Share” in Schedule A hereto;

(c) to each Selling Shareholder, a certified true copy of the relevant page of the Register of Members of the Purchaser as of the Closing Date reflecting relevant Selling Shareholder’s ownership of the Momo Class A ordinary shares;

(d) to China Renaissance, 50% of the Finder’s Fee;

(e) to Han Kun Law Offices, US$500,000; and

(f) to DAHUI LAWYERS, US$35,000.

Section 2.8 Treatment of Company Share Awards. As soon as practicable after the date hereof, the Company shall take such action as may be necessary (including to obtain any applicable consents and/or amendments) to effect the following provisions of this Section 2.8.:

(a) The Company Share Incentive Plan and the Company Share Awards shall be assumed and continue without giving effect to the transactions contemplated herein.

(b) Except as may be consented to in writing by the Purchaser, the Company shall not permit the exercise of any Company Share Award unless all relevant filings under the SAFE Regulations have been duly completed.

(c) Immediately after the Closing, the Purchaser shall reserve US$46,469,268.16 for the Company to repurchase any vested Company Share Award or to incentivize any holder of Company Share Award through other acceptable options to be agreed by the Purchaser and the Founders.

ARTICLE III

Representations and Warranties with Respect to Group Companies

Each of the Warrantors, severally and jointly, represents and warrants to the Purchaser that the statements contained in this Article III are true, correct and complete as of the date hereof and as of the Closing Date (unless any representations and warranties expressly relate to another date, in which case as of such other date).

Section 3.1 Organization and Good Standing. The Company is a company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization Complete and correct copies of the Existing Articles, which are in full force and effect as of the date hereof and immediately prior to the adoption of the New Articles as of the Closing and which have not been amended in any way prior to the adoption of the New Articles, have been made available to the Purchaser.

Section 3.2 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and each of the other Transaction Documents to which the Company is a party will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which the Company is a party will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms.

Section 3.3 Conflicts; Consents of Third Parties.

(a) None of the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents to which the Company is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) or loss of a benefit under, or give rise to a right of termination, consent or cancellation or increase in any fee, liability or obligation under, any provision of (i) the Existing Articles or the memorandum and articles of association or comparable organizational documents of any other Group Company; (ii) any Material Contract or Material License; (iii) any Order applicable to any Group Company or by which any of the properties or assets of any Group Company are bound; or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required on the part any Group Company in connection with the execution and delivery of this Agreement or the other Transaction Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for any right of first refusal, right of first offer, pre-emptive right, co-sale right, or any similar rights that the Company’s shareholders may have, whether pursuant to the Existing Shareholders Agreement or the Existing Articles or otherwise.

Section 3.4 Capitalization.

(a) The entire share capital of the Company consists of

(i) 14,310,885 authorized Preferred Shares, of which (A) 2,250,000 shares are designated as Series A Preferred Shares, all of which are issued and outstanding; (B) 3,101,597 shares of which are designated as Series B Preferred Shares, all of which are issued and outstanding, (C) 3,744,172 shares are designated as Series C Preferred Shares, all of which are issued and outstanding, (D) 5,215,116 shares are designated as Series D Preferred Shares, all of which are issued and outstanding, in each case of (A) through (D), having the rights, privileges and preferences as set forth in the Existing Articles; and

(ii) 35,689,115 authorized Ordinary Shares, of which (A) 6,794,703 Ordinary Shares are issued and outstanding, and (B) up to 2,749,109 Ordinary Shares are reserved for issuance pursuant to the Company Share Incentive Plan.

(b) All of the issued and outstanding Preferred Shares and Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable. Section 3.4(b) of the Disclosure Schedule sets forth a complete and accurate list of all of the record and beneficial holders of the Preferred Shares and Ordinary Shares and the respective numbers and series of Preferred Shares and the respective number of Ordinary Shares held thereby.

(c) Section 3.4(c) of the Disclosure Schedule sets forth a complete and accurate list of all of the holders of any issued and outstanding Company Share Award, indicating the total issued and outstanding Company Share Awards and, for each such holder, the name, number, type, grant date, vesting schedule and status and exercise price of the Company Share Awards of such holder (the “Company Share Award Disclosure Schedule”). Except as described in Section 3.4(a) and except as set forth in the Company Share Award Disclosure Schedule, there is no outstanding Ordinary Shares, Preferred Shares, any other shares or equity of the Company, or any securities convertible into or exercisable or exchangeable for any of the foregoing, or any other options, warrants, rights (including conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel the Company to issue, repurchase or redeem any share or other securities of the Company. Except as contemplated by the Transaction Documents and the Existing Shareholders Agreements, the Company is not a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the registration of, any share or other security of the Company.

Section 3.5 Group Companies.

(a) Section 3.5(a) of the Disclosure Schedule sets forth a complete and accurate list of the Group Companies (other than the Company) and, for each such Group Company, its name, the jurisdiction in which it is incorporated or organized, the names of its shareholders and the amount of share capital or other equity interest in such Group Company held by each such shareholder. Each such Group Company (i) is a duly organized and validly existing company or other entity and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization; (ii) is duly qualified or authorized to do business as a foreign corporation or entity and, where applicable, is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization; and (iii) has all requisite corporate or entity power and authority to own, lease and operate its properties and carry on its business as now conducted. Except as set forth in Section 3.5(a) of the Disclosure Schedule, none of the Group Companies is a participant in any joint venture, partnership or other similar arrangement, or otherwise owns or Controls (directly or indirectly) any share or interest in any Person. Except as set forth in Section 3.5(a) of the Disclosure Schedule, the Group Companies do not maintain any office or branch.

(b) Except as set forth in Section 3.5(a) of the Disclosure Schedule, all the outstanding share capital, registered capital or other equity interest of each Group Company is validly issued, fully paid and non-assessable and are owned free and clear of all Liens (other than any Liens created under the Control Documents) by the Persons and in such amounts as indicated in Section 3.5(a) of the Disclosure Schedule. Except as disclosed in the Company Share Award Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel any of the Group Companies (other than the Company) to issue, repurchase or redeem any share or other securities of any Group Company. Except as pursuant to the Control Documents, no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the registration of, any share or other securities of any Group Company.

(c) The Company has effective Control of the Onshore Opco and is the sole beneficiary of the Onshore Opco. All shareholders of the Onshore Opco are acting in good faith and in the best interests of the Company. The Contracts and other documents set forth in Section 3.5(c) of the Disclosure Schedule (collectively, the “Control Documents”) are adequate to establish and maintain the intended captive structure, under which the financial statements of the Onshore Opco will be consolidated with those of the other Group Companies in accordance with the Applicable Accounting Standard.

(d) Other than the Outgoing Directors and the Founders, each person serving as a director, officer, supervisor or legal representative of any Group Company is an employee of the Group Companies and, except as specifically set forth in the Existing Shareholders Agreement or the Existing Articles, no Person has the right to appoint any director, officer, supervisor or legal representative to any Group Company. No person is serving as an observer on the board of directors of any Group Company, and no Person has the right to appoint any observer to any Group Company (except pursuant to the Existing Shareholders Agreement and the Existing Articles).

Section 3.6 Corporate Books and Records. (i) True and complete copies of all minute books of each Group Company have been provided to the Purchaser and such copies contain all amendments and all minutes of meetings and actions taken by the applicable Group Company’s shareholders and directors since the date of its incorporation, and reflects all transactions referred to in such minutes accurately in all material respects, and (ii) true and complete copies of all resolutions of the board and the shareholders of the Company and each other Group Company have been provided to the Purchaser and such copies contain resolutions of all meetings of directors and shareholders of each Group Company and all actions by written consent without a meeting by the directors and shareholders of each Group Company since the date of its incorporation and accurately reflects all actions by the directors (and any committee thereof) and shareholders of each Group Company with respect to all transactions referred to in such resolutions in all material respects. All board and shareholder resolutions, charter documents (and any amendments thereto) and any other required filings of the Group Companies have been duly filed with the relevant Government Authority within the required deadlines. The Company has kept all records required by the Companies Law of the Cayman Islands and has done so in compliance with the provisions thereof.

Section 3.7 Financial Statements.

(a) True and complete copies of (i) the unaudited consolidated balance sheet of the Company for each of the two fiscal years ended December 31, December 31, 2016 and December 31, 2017, and the related unaudited consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto (collectively referred to herein as the “Annual Consolidated Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of January 31, 2018 (the “Balance Sheet Date”), and the related consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto (collectively referred to herein as the “Interim Consolidated Financial Statements” and, collectively with the Annual Consolidated Financial Statements, the “Financial Statements”) have been delivered by the Company to the Purchaser. The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Group Companies, (ii) present fairly the consolidated financial condition and results of operations of the Group Companies as of the dates thereof and for the periods covered thereby, (iii) have been prepared in accordance with the Applicable Accounting Standard applied on a basis consistent with the past practices of the Group Companies, and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Group Companies and the results of the operations of the Group Companies as of the dates thereof and for the periods covered thereby (in the case of Interim Consolidated Financial Statements, subject only to normal year-end adjustments).

(b) The books of account and other financial records of the Company and other Group Companies (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with Applicable Accounting Standard, and in each case, applied on a basis consistent with the past practices of the Company, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies, and (iii) have been maintained in accordance with all applicable Laws (including Anti-Corruption Laws) and good business and accounting practices.

(c) All of the accounts receivable owing to any of the Group Companies, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are good and collectible in the ordinary course of business in all material respects, and reserves therefor shown on the Financial Statements are adequate and on a basis consistent with the Applicable Accounting Standard. No further goods or services are required to be provided in order to complete the sales and to entitle the respective Group Company to collect such accounts receivable in full. There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any of the Group Companies.

Section 3.8 Absence of Undisclosed Liabilities. No Group Company has any Liabilities other than (i) Liabilities reflected or reserved in the Interim Consolidated Financial Statements, and (ii) Liabilities incurred in the ordinary course of business after the Balance Sheet Date which do not and could not have a Material Adverse Effect.

Section 3.9 Certain Operating Metrics. The results of operation of the Group Companies as measured by certain operating metrics set forth in Section 3.9 of the Disclosure Schedule for the months of November of 2017 through January of 2018 are true, accurate and not misleading in all material respects.

Section 3.10 Absence of Certain Changes. Except as specifically contemplated by the Transaction Documents and except as disclosed in Section 3.10 of the Disclosure Schedule, since the Balance Sheet Date, each Group Company has operated its businesses and assets in the ordinary course consistent with past practice and in compliance with the requirements under the shareholders agreement and charter of the Company. Without limitation to the generality of the foregoing, none of the Group Companies has, since the Balance Sheet Date:

(a) entered into any transaction that was not in the ordinary course of business consistent with past practice; or made any material changes in the customary methods of operations of any Group Company;

(b) acquired, sold, transferred, leased, subleased, licensed or otherwise disposed of any material properties or assets, other than the sale of inventories in the ordinary course of business consistent with past practice; or permitted or allowed any assets to be subject to any Liens (other than Liens for Taxes in the ordinary course of business consistent with past practice that are not yet due and payable), or, except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of Liens related to any Group Company or paid or otherwise discharged any Liability;

(c) written down or written up (or failed to write down or write up in accordance with the Applicable Accounting Standard consistent with past practice) the value of any accounts receivable or revalued any of the assets of the Group Companies, other than in the ordinary course of business consistent with past practice and in accordance with the Applicable Accounting Standard;

(d) made any change in any method of accounting or accounting practice or policy used by any Group Company, other than such changes required by the Applicable Accounting Standard;

(e) amended, terminated, cancelled or compromised any material claim of any Group Company or waived any other material right of value to any Group Company;

(f) issued or sold any equity or debt securities, or any option, warrant or other right to acquire the same, of any Group Company (other than issuances of Company Share Awards that have been reflected in the Company Share Award Disclosure Schedule); or redeemed any equity interest in any Group Company or declared, made or paid any dividends or other distributions (whether in cash, securities or other property) to the holders of equity interests in any Group Company;

(g) made any capital expenditure or commitment for any capital expenditure in excess of US$200,000 (or the equivalent thereof in another currency) individually or US$1,000,000 (or the equivalent thereof in another currency) in the aggregate;

(h) made, revoked or changed any Tax election or method of Tax accounting or settled or compromised any Liability with respect to Taxes of any Group Company;

(i) incurred any Indebtedness; failed to pay any creditor any amount owed to such creditor when due; or incurred any Liability except Liabilities incurred in the ordinary course of business consistent with past practice that do not exceed US$200,000 individually (or the equivalent thereof in another currency) or US$1,000,000 (or the equivalent thereof in another currency) in the aggregate;

(j) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person, other than travel advances and other advances made to employees in the ordinary course of business consistent with practice;

(k) made any material change in any compensation or benefit arrangement or agreement with any Senior Manager; or made any amendments or modifications to any Company Share Incentive Plan or issued any Company Share Award thereunder (other than issuances of Company Share Awards that have been reflected in the Company Share Award Disclosure Schedule); or amended, modified or supplemented award agreement relating to any Company Share Award; or accelerated the vesting of any Company Share Award;

(l) entered into any transaction with any Related Party;

(m) terminated the employment of, or received any resignation from, any Senior Manager of any Group Company;

(n) suffered any labor dispute involving any Group Company or any of its respective employees;

(o) amended, modified or consented to the termination of any Material Contract or the Group Companies’ rights thereunder, or entered into any Material Contract;

(p) amended or restated the memorandum and articles of association (or equivalent organizational documents) of any Group Company;

(q) suffered any Material Adverse Effect; or

(r) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.10 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.10, except as expressly contemplated by this Agreement and the other Transaction Documents.

Section 3.11 Litigation. Except as disclosed in Section 3.11 of the Disclosure Schedule, there is no Legal Proceedings against any Group Company, or against any employee, officer or director of any Group Company in connection with their relationship with the Group Companies, pending or, to the Knowledge of the Warrantors, threatened, including but not limited to any Legal Proceedings that questions the validity of the Transaction Documents, the right of the Company or any Selling Shareholder to enter into the Transaction Documents to which the Company or such Selling Shareholder is a party, the rights and obligations of the Company or any Selling Shareholder to consummate the transactions contemplated by such Transaction Documents, or that would result, either individually or in the aggregate, in a Material Adverse Effect. There is no Order in effect against the Company or any Selling Shareholders. There is no Legal Proceedings initiated by any Group Company pending or which any of them intends to initiate.

Section 3.12 Title to Properties; Liens and Encumbrances. Each Group Company solely owns or leases all properties and assets necessary to conduct the Business, and none of such leased properties or assets are owned by the Founders or any other Related Party. Except as disclosed in Section 3.12 of the Disclosure Schedule, each Group Company has good and marketable title to all its properties and assets, both real and personal, including without limitation all properties and assets set forth on the Financial Statements, and has good title to all its leasehold interests, in each case not being subject to any Liens. Except as disclosed in Section 3.12 of the Disclosure Schedule, with respect to leased properties and assets, each Group Company is in compliance with all applicable leases. All properties and assets of each Group Company are in a good state of repair and in good working condition other than any normal wear and tear. None of the assets of any Group Company is a state-owned asset.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a complete list of (i) all Intellectual Property owned by each Group Company (“Company Intellectual Property”) and (ii) all Company IP Agreements.

(b) Each Group Company is the exclusive owner of the entire and unencumbered right, title and interest in and to the Company Intellectual Property, and has a valid license to use the Licensed Intellectual Property in connection with its Business. Each Group Company is entitled to use all Company Intellectual Property and the Licensed Intellectual Property in the continued operation of its Business without limitation, subject only to the terms of the Company IP Agreements.

(c) The Company Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property required for the conduct of or used in connection with the Business, and there are no other items of Intellectual Property that are material to the conduct of the Business. The Company Intellectual Property and, to the Knowledge of the Warrantors, the Licensed Intellectual Property are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part. Each item of Company Intellectual Property registered with a Government Authority is in compliance with all applicable Laws, and all filings, payments and other actions required to be made or taken to maintain such Intellectual Property rights in full force and effect have been made or taken.

(d) The conduct of the Business and the use of the Company Intellectual Property and the Licensed Intellectual Property, do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property of any third party, and no Action alleging any of the foregoing is pending, and no claim has been asserted against any Group Company alleging any of the foregoing. To the Knowledge of the Warrantors, there are no infringements or other violations of any Company Intellectual Property by any third party. No Company Intellectual Property is subject to any pending, or to the Knowledge of the Warrantors, threatened governmental Order or Action challenging or restricting the use of such Company Intellectual Property or that would impair the validity or enforceability of such Company Intellectual Property.

(e) None of the Group Companies has granted in writing any license or other right to any third party with respect to the Company Intellectual Property or Licensed Intellectual Property. Neither the execution, delivery and performance of this Agreement or the Related Documents nor the consummation of any of the transactions contemplated hereby or thereby will alter or impair the Company Intellectual Property or Licensed Intellectual Property.

(f) Each of the Founders, the directors of each Group Company, current and former employee employed, and current and former consultant engaged, by each Group Company as of the Closing is under written obligation for the benefit of the Group Companies, to maintain in confidence all confidential and proprietary information acquired by them during the course of their employment and all rights and title to and ownership of all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter are vested in and remain with the Group Companies. Each Group Company has taken commercially reasonable measures to protect the secrecy, and confidentiality of all of their material trade secrets and, to the knowledge of the Company, there has been no unauthorized disclosure of any material data or information which, but for any such unauthorized disclosure, such Group Company would consider to be a material trade secret owned by such Group Company.

Section 3.14 Taxes.

(a) Each Group Company has duly and timely filed all Tax Returns as required by Law to have been filed by it and all such Tax Returns are true, correct, and complete. Each Group Company has paid in full all Taxes required to be paid by it and no Tax Liens (other than for current Taxes not yet due or payable) are currently in effect against any of the assets of any Group Company. The provisions for Taxes in the Financial Statements fully reflect all unpaid Taxes of each Group Company, whether or not assessed or disputed as of the date of the applicable Financial Statements.

(b) No examination or audit of any Tax Returns of any Group Company by any Government Authority is currently in progress or has been threatened. No assessment of Tax has been proposed in writing against any Group Company or any of their assets or properties. None of the Group Companies is subject to any waivers or extensions of applicable statutes of limitations with respect to Taxes for any year. Since the Balance Sheet Date, none of the Group Companies has incurred any Taxes other than in the ordinary course of business. None of the Group Companies has received any written claim from a Government Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction. None of the Group Companies is treated as a resident for Tax purposes of, or is otherwise subject to income Tax in, a jurisdiction other than the jurisdiction in which it has been established.

(c) Each Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts due, owing to or paid to any Person.

(d) Each Group Company is in compliance in all respects with all terms, conditions and formalities necessary for the continuance of any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order available under any applicable Tax Law. Each such Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order enjoyed by any Group Company has been made or granted in compliance with all applicable Laws and is expected to remain in full effect throughout the current effective period thereof after the Closing Date and no Group Company has received any notice to the contrary. Each Group Company is in compliance with all transfer pricing requirements in all jurisdictions in which they are required to comply with applicable transfer pricing regulations, and all the transactions between any Group Company and other related Persons (including any Group Company) have been effected on an arm’s length basis. All exemptions, reductions and rebates of material Taxes granted to any Group Company by a Government Authority are in full force and effect and have not been terminated. None of the Group Companies is responsible for Taxes of any other Person by reason of contract, successor liability, operation of Law or otherwise.

(e) No Group Company will be required to include material amounts in income, or exclude material items of deduction, or qualification for Tax exemption, Tax holiday, Tax credit, Tax incentive or Tax refund, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date. The transactions contemplated under this Agreement and the other Transaction Documents to which a Group Company is a party are not in violation of any applicable Law regarding Tax, and will not result in any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund being revoked, cancelled or terminated or trigger any Tax liability for the Group Companies.

Section 3.15 Material Contracts.

(a) For purposes of this Agreement, “Material Contract” means a Contract to which a Group Company is a party or otherwise bound that:

(i) involves payments (or a series of payments), contingent or otherwise, of US$200,000 (or the equivalent thereof in another currency) or more individually or US$1,000,000 (or the equivalent thereof in another currency) or more in the aggregate, in cash, property or services;

(ii) is with a Government Authority;

(iii) limits or restricts any Group Company’s ability to compete or otherwise conduct the Business in any manner, time or place, or that contains any exclusivity or change in control provision;

(iv) grants a power of attorney, agency or similar authority;

(v) relates to Indebtedness, provides for an extension of credit, provides for indemnification or any guaranty, or provides for a “keep well” or other agreement to maintain any financial statement condition of another Person;

(vi) relates to any Intellectual Property, other than “shrink-wrap” or “off-the-shelf” commercially available software;

(vii) is a Control Document;

(viii) is a Related Party Contract;

(ix) is a lease on real or personal property;

(x) is an insurance policy;

(xi) is outside the ordinary course of business of any Group Company; or

(xii) is otherwise material to any Group Company or is a Contract on which any Group Company is substantially dependent.

(b) Each Material Contract is a valid and binding agreement of the parties thereto, the performance of which does not and will not violate any applicable Law or Order, and is in full force and effect and enforceable in accordance with its terms. To the Knowledge of the Warrantors, such Group Company has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that, to the Knowledge of the Warrantors, any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract. Neither the execution of this Agreement or any other Transaction Document nor the consummation of the transactions contemplated hereby or thereby will require notice to or consent of any Person pursuant to any Material Contract, or give any Person the right to terminate any Material Contract.

Section 3.16 Compliance with Laws and Other Instruments.

(a) Except as disclosed in Section 3.16(a) of the Disclosure Schedule, each Group Company is, and at all times has been, in compliance in all material respects with all Laws and Orders that are applicable to it or to the conduct or operation of the Business or the ownership or use of any of its properties, assets and Intellectual Property.

(b) To the Knowledge of the Warrantors, no event has occurred or circumstances exist that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Group Company of, or a failure on the part of such Group Company to comply with, any Law or Order or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c) Except as disclosed in Section 3.16(c) of the Disclosure Schedule, none of the Group Companies has received any notice or other communication (whether oral or written) from any Government Authority regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law or Order or (ii) any actual, alleged, possible, or potential obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(d) To the Knowledge of the Warrantors, none of any Group Company nor any of its respective shareholders, officers, employees, directors, representatives, distributors, resellers, consultants or agents (individually and collectively, “Company Representatives”) has made, offered, promised, authorized or condoned, or shall make, offer, promise, authorize or condone any Prohibited Payment (as defined below) in connection with the activities of the Company or the negotiation, approval or performance of the Transaction Documents. A “Prohibited Payment” means any gift, transfer or payment of money or any thing of value that is offered, promised or given to any Government Official or Person, directly or indirectly, under circumstances where any Group Company or Company Representative knows or ought to know that all or a portion of the Prohibited Payment is (A) made in violation of the anti-corruption and anti-unfair competition laws of the PRC, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act or other applicable laws (collectively, the “Anti-Corruption Laws”), (B) made to any Government Official or Person with the intent or purpose of: (w) influencing any act or decision of any Government Official in his official capacity, (x) inducing any Government Official or Person to do or omit to do any act in violation of his lawful duty, (y) securing any improper advantage, or (z) inducing such Government Official to use his influence with a Government Entity to affect or influence any act or decision of such Government Entity, in order to assist the Company or any of the Group Companies in obtaining or retaining business for or with, or directing business to, any Person or (C) made to any Person while aware of a high probability that all or any portion of such thing of value would be paid, promised, offered or give to any Government Official with the intent or purpose described in subsection (B). Prohibited Payment shall not include any gift, transfer or payment of any thing of value that is expressly permitted by the written laws and regulations of the recipient’s country.

(e) No Government Official or Government Entity presently owns an interest, whether direct or indirect, in the Company or any other member of the Group or has any legal or beneficial interest in the Company or to payments made to the Company by the Purchaser hereunder.

(f) None of the Group Companies is in violation of its business license, memorandum of association or articles of association, as appropriate, or equivalent constitutive documents as in effect.

(g) The execution, delivery, and performance of the Transaction Documents by any Group Companies do not and will not (A) result in any violation of, be in conflict with, require a consent under, or constitute a default under, with or without the passage of time or the giving of notice or otherwise, (w) any provision of the business license, memorandum of association or articles of association, as appropriate, or equivalent constitutive documents of any Group Company as in effect at the Closing, (x) any provision of any Order to which any Group Company is a party or by which it is bound, (y) any of the Material Contracts, or (z) any Law applicable to any Group Company; (B) accelerate or constitute an event entitling the holder of any Indebtedness of any Group Company to accelerate the maturity of any such Indebtedness or to increase the rate of interest presently in effect with respect to such Indebtedness; (C) cause any Group Company to be in default of its obligations under any Contract relating to Indebtedness; or (D) result in the creation of any encumbrance upon any of the properties or assets of any Group Company.

(h) Except as disclosed in Section 3.16(h) of the Disclosure Schedule, the Group Companies have obtained all approvals and authorizations from the relevant Government Authorities and have fulfilled any and all fillings and registration requirements with the relevant Government Authorities required for the operations of the Group Companies. Except as disclosed in Section 3.16(h) of the Disclosure Schedule, all filings and registrations with the relevant Government Authorities required in respect of the Group Companies, including but not limited to the registrations with the Ministry of Commerce (or any predecessors), the Ministry of Industry and Information Technology, the State Administration of Industry and Commerce, the State Administration of Foreign Exchange, and tax bureau and the local counter part of each of the aforementioned PRC Government Authorities, as applicable, have been duly completed in accordance with the relevant Laws. No Group Company has received any letter or notice from any relevant Government Authority notifying it of the revocation of any authorization of any Government Authority, permit or license issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company. Each Group Company has been conducting its business activities within the permitted scope of business or is otherwise operating its businesses in full compliance with all relevant Laws and Orders, including producing, processing and/or distributing products with all requisite licenses, permits and approvals granted by the competent Government Authorities. None of the Group Companies has reason to believe that any authorization of any Government Authority, license or permit requisite for the conduct of any part of its business which is subject to periodic renewal will not be granted or renewed by the relevant Government Authorities.

(i) To the Knowledge of the Warrantors, each holder or beneficiary owner of shares or convertible securities of the Company, including, without limitation, Ordinary Shares and Preferred Shares (other than the Purchaser) (each, a “Company Security Holder”), who is subject to any of the registration or reporting requirements of Circular 37 has been in compliance with such reporting and/or registration requirements under Circular 37 and any other then applicable SAFE regulations, (collectively, the “SAFE Regulations”). To the Knowledge of the Warrantors, none of the Company Security Holders and the Group Companies has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Regulations and the Company and the Company Security Holders have made all oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches.

Section 3.17 Employee Matters. All Senior Managers and all other full-time employees of each Group Company are devoting their full professional time to such Group Company. To the Knowledge of the Warrantors, no employee of any Group Company is in violation of any Law or Order, or any provision of any Contract, relating to such employee’s relationship with the Group Company or any prior employer. Except for the Company Share Incentive Plan, or as required by applicable Law, none of the Group Companies has any Benefit Plan. For purposes hereof, “Benefit Plan” means any plan, Contract or other arrangement, formal or informal, whether oral or written, providing any benefit to any present or former officer, director or employee, or dependent or beneficiary thereof, including any employment agreement or profit sharing, deferred compensation, share option, performance share, employee share purchase, bonus, severance, retirement, health or insurance plan. To the Knowledge of the Company, no officer, Senior Manager or key employee, or any group of employees, intends to terminate their employment with the Group Company, and none of the Group Companies has a present intention to terminate the employment of any of the foregoing. No employee of the Group Companies is owed any back wages or other compensation for services rendered except as set forth on the Financial Statements. There is no labor strike, labor slow down, labor claim, labor dispute or labor union organization activities pending or, to the Knowledge of the Warrantors, threatened between any Group Company and its employees. Each Group Company has complied with all applicable Laws related to employment and related to the Benefit Plans (including Laws related to the contribution of social insurance and related benefits).

Section 3.18 Transactions with Related Parties.

(a) All Contracts (other than (A) the Transaction Documents, (B) the employment agreements, (C) the confidential information, invention assignment, non-compete and non-solicitation agreements, and (D) the award agreements entered into pursuant to the Company Share Incentive Plan) to or by which any Group Company, on the one hand, and any Related Party, on the other hand, are or have been a party or otherwise bound or affected (the “Related Party Contracts”) are set forth on Section 3.18 of the Disclosure Schedule. Each Related Party Contract was made on terms and conditions as favorable to such Group Company as would have been obtainable by it at the time in a comparable arm’s-length transaction with an unrelated party.

(b) No Related Party has any direct or indirect ownership in any Person with which any Group Company has a business relationship, or any Person that competes with or could reasonably be expected to compete with any Group Company, except for ownership of less than one percent (1%) of any class or other equity of publicly traded companies. Except for transactions in the ordinary course of the business of a Group Company on terms and conditions as favorable to the Group Companies as would have been obtainable by them at the time in a comparable arm’s-length transaction with an unrelated party, no Related Party has any Contract, understanding, business relationship with, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No Related Party has had, either directly or indirectly, a material interest in: (i) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (ii) any Contract to which a Group Company is a party or by which it may be bound or affected.

Section 3.19 Material Licenses. Each Group Company has all the Material Licenses for the conduct of the Business as now being conducted, and the Group Companies can obtain all the Material Licenses for the conduct of Business as proposed to be conducted. Section 3.19 of the Disclosure Schedule contains a complete and correct list of all Material Licenses held by each Group Company and the termination date of each such Material License. Except as disclosed in Section 3.19 of the Disclosure Schedule, the Material Licenses currently held by the Group Company are, and will remain, in full force and effect for not less than one (1) year after the Closing. No other Material License is necessary for, or otherwise material to, the conduct of the Business by any such Person. The consummation of the transactions contemplated under the Transaction Documents will not result in the termination or revocation of any of the Material Licenses. None of the Group Companies is in default in any material respect under any of its Material Licenses and has not received any notice (whether written or not) relating to the suspension, revocation or modification of any such Material Licenses.

Section 3.20 Environment. No property that any Group Company currently or previously occupied has had any release of any substance, in any form, or has been used in any manner, so as to create any liability for the Group Company under any Environmental Laws. No Group Company has received any notice, demand letter, claim or request for information alleging any environmental damage, disaster or any violation of, or liability of the Group Company under, any Environmental Law. No Group Company is subject to any order, judgment, injunction or other agreement with any Government Authority or any third party relating to the environment.

Section 3.21 Entire Business. There are no facilities, services, assets or properties shared with any other Person, which are used in connection with the Business of the Group Companies.

Section 3.22 Full Disclosure. Neither this Agreement nor any Exhibit or Schedule hereto contains any untrue statement of any material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

Section 3.23 Brokers. No broker, finder or investment banker is entitled to receive from any Group Company any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Group Company.

Section 3.24 No General Solicitation. Neither any Group Company, nor any of its officers, directors, employees, agents, stockholders or partners, has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Securities.

ARTICLE IV

Representations and Warranties with Respect to Selling Shareholders

Each Selling Shareholder, severally and not jointly, represents and warrants to the Purchaser that the statements contained in this Article IV (to the extent applicable) are true, correct and complete as of the date hereof and as of the Closing Date (unless any representations and warranties expressly relate to another date, in which case as of such other date).

Section 4.1 Capacity. Such Selling Shareholder is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or formation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 4.2 Authorization. Such Selling Shareholder has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Selling Shareholder is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which such Selling Shareholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Selling Shareholder. This Agreement has been, and each of the other Transaction Documents to which such Selling Shareholder is a party will be at or prior to the Closing, duly and validly executed and delivered by such Selling Shareholder and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which such Selling Shareholder is a party will constitute, the legal, valid and binding obligations of such Selling Shareholder, enforceable against it in accordance with their respective terms.

Section 4.3 Conflicts; Consents of Third Parties.

(a) None of the execution, delivery and performance by such Selling Shareholder of this Agreement or the other Transaction Documents to which such Selling Shareholder is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by such Selling Shareholder with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), any provision of (i) the memorandum and articles of association or comparable organizational documents of such Selling Shareholder (if such Selling Shareholder is not a natural person) or (ii) any Law or Order applicable to such Selling Shareholder; in each case of (i) and (ii), except as would not, individually or in the aggregate, materially and adversely affect the ability of such Selling Shareholder to carry out its obligations hereunder and under the other Transactions Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required on the part of such Selling Shareholder in connection with the execution and delivery of this Agreement or the other Transaction Documents or the compliance by such Selling Shareholder with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

Section 4.4 Ownership and Transfer of Shares. Such Selling Shareholder is the record and beneficial owner of the Purchased Shares of such Selling Shareholder, free and clear of all Liens. Such Selling Shareholder has the power to sell, transfer, assign and deliver its Purchased Shares as provided in this Agreement, and such delivery will convey to the Purchaser good and marketable title to such Shares, free and clear of all Liens. Each Purchased Share of such Selling Shareholder is duly authorized, validly issued, fully paid and non-assessable.

Section 4.5 No Undisclosed Interest. Where such Selling Shareholder is a Founder Shareholder, such Selling Shareholder is not, and none of its Affiliates is, nor is any Founder, a direct or indirect participant in any joint venture, partnership or other similar arrangement, or otherwise owns or Controls (directly or indirectly) any equity interest in any Person whose principal business is in competition with the principal business of the Group Companies, other than such equity interests as set forth in Section 3.4(b) or Section 3.5(a) of the Disclosure Schedule or in the Company Share Award Disclosure Schedule and equity interest representing no more than 1% of the issued and outstanding share capital of any Person whose shares are listed for trading on a national or international stock exchange.

Section 4.6 No Observer. Such Selling Shareholder has not, whether individually or collectively with any other Person, appointed any observer to the board of directors or similar corporate bodies of any Group Company, whether pursuant to the Existing Shareholders Agreement, the Existing Articles, or otherwise.

Section 4.7 Brokers. No broker, finder or investment banker is entitled to receive from any Group Company any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of such Selling Shareholder or its Affiliates.

Section 4.8 Sophisticated Investors. Each Selling Shareholder that is acquiring the Momo Class A ordinary shares under this Agreement expressly waives and releases the Purchaser from any and all claims and liabilities arising from its failure to disclose, or such Selling Shareholder’s failure to obtain and review, any information relating to the financial condition, results of operations, businesses, properties, active or pending litigation, assets, liabilities, management, projections, appraisals, plans and prospects of the Purchaser and its group companies. Each Selling Shareholder that is acquiring the Momo Class A ordinary shares under this Agreement further covenants and agrees not to, directly or indirectly, bring any claims against the Purchaser or its Affiliates or any of their respective directors, officers, employees, agents, controlling persons, investment advisors for any loss, damage or liability arising from or relating to the Purchaser’s possession or non-disclosure of any of the information aforementioned or such Selling Shareholder’s failure or inability to review any such information.

Section 4.9 Status and Investment Intent of Selling Shareholder.

(a) Each Selling Shareholder is not a “U.S. person” within the meaning of Regulation S under the Securities Act and is acquiring the Momo Class A ordinary shares in an offshore transaction under Rule 903 of Regulation S under the Securities Act.

(b) Each Selling Shareholder (i) has sufficient knowledge and experience in financial and business matters, and has entered into transactions of a similar nature, to be capable of evaluating the merits and risks involved in purchasing the Momo Class A ordinary shares, (ii) has entered into transactions of a similar nature and (iii) is capable of bearing the economic risk of the investment, including sustaining a complete loss of its investment in the Momo Class A ordinary shares. Each of the Selling Shareholder further acknowledges that it is aware that there is a limited market for the Momo Class A ordinary shares, that the transferability of the Momo Class A ordinary shares is restricted, and that the value of the Momo Class A ordinary shares may decline.

(c) Each Selling Shareholder further acknowledges that it is a sophisticated investor with considerable experience in investments in securities such as the Momo Class A ordinary shares, and it understands that securities prices are a function of a large number of variables and that there is no way for the Purchaser to predict or otherwise gauge the market’s reaction to the disclosure of any material information.

(d)Each Selling Shareholder is acquiring the Momo Class A ordinary shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.

ARTICLE V

Representations and Warranties with Respect to the Founders

Each Founder, severally and jointly, represents and warrants to the Purchaser that the statements contained in this Article V are true, correct and complete as of the date hereof and as of the Closing Date (unless any representations and warranties expressly relate to another date, in which case as of such other date).

Section 5.1 Capacity and Authorization. Such Founder has all requisite power, authority and legal capacity to execute and deliver this Agreement and the other Transaction Documents to which such Founder is a party, to perform his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the other Transaction Documents to which such Founder is a party will be at or prior to the Closing, duly and validly executed and delivered by such Founder and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which such Founder is a party will constitute, the legal, valid and binding obligations of such Founder, enforceable against him or her in accordance with their respective terms.

Section 5.2 Conflicts; Consents of Third Parties.

(a) None of the execution, delivery and performance by such Founder of this Agreement or the other Transaction Documents to which such Founder is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by such Founder with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), any provision of any Law or Order applicable to such Founder, except as would not, individually or in the aggregate, materially and adversely affect the ability of such Founder to carry out his or her obligations hereunder and under the other Transactions Documents to which he or she is a party and to consummate the transactions contemplated hereby and thereby.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required on the part of such Founder in connection with the execution and delivery of this Agreement or the other Transaction Documents or the compliance by such Founder with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

ARTICLE VI

Representations and Warranties of Purchaser

The Purchaser represents and warrants to the Selling Shareholders that the statements contained in this Article VI are true and correct as of the date hereof and as of the Closing Date (unless any representations and warranties expressly relate to another date, in which case as of such other date):

Section 6.1 Organization and Good Standing. The Purchaser is duly organized, validly existing and in good standing under the Laws of the Cayman Islands, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Purchaser is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except for those jurisdictions where failure to be so qualified or authorized would not, individually or in the aggregate, have a material adverse effect to the business, assets, Liabilities, financial condition or results of operations of the Purchaser.

Section 6.2 Authorization. The Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and each of the other Transaction Documents to which the Purchaser is a party will be at or prior to the Closing, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which the Purchaser is a party will constitute, the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms.

Section 6.3 Conflicts; Consents of Third Parties.

(a) None of the execution, delivery and performance by the Purchaser of this Agreement or the other Transaction Documents to which the Purchaser is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Purchaser with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), any provision of (i) the memorandum and articles of association of the Purchaser; or (ii) any Order or Law applicable to the Purchaser, in each case of (i) and (ii), except as would not, individually or in the aggregate, materially and adversely affect the ability of the Purchaser to carry out its obligations hereunder and under the other Transactions Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the other Transaction Documents or the compliance by the Purchaser with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

Section 6.4 Valid Issuance of Shares. The Momo Class A ordinary shares, when issued, sold and allotted in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid, non-assessable, and free of any Liens.

ARTICLE VII

Covenants

Section 7.1 Access to Information. Following the date hereof until the earlier of (i) the Closing or (ii) the termination of this Agreement pursuant to Section 9.1, the Purchaser shall be entitled to make such investigation of the properties, assets, businesses and operations of the Group Companies and such examination of the books and records of the Group Companies as it may request from time to time and to make extracts and copies of such books and records. The Company and the Selling Shareholders shall cause the Group Companies and each of the Group Companies’ respective officers, directors, employees, consultants, agents, accountants, attorneys and other representatives to: (a) afford the officers, employees, agents, accountants, attorneys and other representatives of the Purchaser access, during regular business hours, to the offices, properties, facilities, books and records of each Group Company, and (b) furnish to the officers, employees, agents, accountants, attorneys and other representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of each Group Company as the Purchaser may from time to time request.

Section 7.2 Notice of Developments. Prior to the Closing, each Selling Shareholder and the Company shall promptly notify the Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any breach of a representation or warranty or covenant or agreement of such Selling Shareholder or the Company in this Agreement or which could have the effect of making any representation or warranty of such Selling Shareholder or the Company untrue or incorrect in any respect, and (b) with respect to the Company and the Warrantors only, all other material developments affecting the assets, Liabilities, business, financial condition, operations, result of operations, client relationships, employee relations, projections or prospects of any Group Company.

Section 7.3 Conduct of the Business Pending the Closing. Between the date hereof and the time of the Closing or the termination of this Agreement pursuant to Section 9.1 (whichever is earlier), except (x) as expressly required by this Agreement or (y) with the prior written consent of the Purchaser (which consent may be given or withheld in the Purchaser’s reasonable discretion), the Company shall, and shall cause the other Group Companies to, and the Warrantors shall cause the Group Companies to:

(a) conduct the respective Businesses of the Group Companies in the ordinary course and consistent with the Group Companies’ past practice;

(b) continue the respective promotional activities and pricing and purchasing policies of the Group Companies consistent with past practice;

(c) use their best efforts to (i) preserve the present business operations, organization and goodwill of the Group Companies, (ii) keep available the services of its current officers and employees, (iii) preserve the present relationships with clients of the Group Companies, and (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Company or the Selling Shareholders in this Agreement to be untrue or result in a breach of any covenant made by the Company or any Selling Shareholder in this Agreement; and

(d) not take any of the actions enumerated in Section 3.10.

Section 7.4 Further Assurances. Each Party shall use (and the Company shall cause each other Group Company to use) its commercially reasonable efforts to (a) take all actions necessary or appropriate and do all things (including to execute and deliver documents and other papers) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

Section 7.5 Confidentiality and Publicity.

(a) Each Selling Shareholder agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all confidential or proprietary information with respect to the Purchaser or the Group Companies or relating to the transactions contemplated hereby, (ii) in the event that any Selling Shareholder or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser and the Company with prompt written notice of such requirement so that the Purchaser or the applicable Group Company may seek a protective order or other remedy or waive compliance with this Section 7.5(a), and (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser and the Company waive compliance with this Section 7.5(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, provided, however, that such Selling Shareholder shall have provided a draft of the proposed disclosure to the Purchaser and the Company reasonably in advance and shall have obtained written confirmation from the Purchaser and the Company that they have no further comments to the content of such proposed disclosure; provided, further, that this Section 7.5(a) shall not apply to any information that, at the time of disclosure, is in the public domain and was disclosed not in breach of this Agreement by any Selling Shareholder or any of its agents, representatives, Affiliates, employees, officers or directors, or was disclosed in accordance with Law or Government Authority.

(b) The Purchaser agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all confidential or proprietary information with respect to the Selling Shareholders or the Group Companies or relating to the transactions contemplated hereby, (ii) in the event that the Purchaser or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Selling Shareholders and the Company with prompt written notice of such requirement so that the Selling Shareholders or the applicable Group Company may seek a protective order or other remedy or waive compliance with this Section 7.5(a), and (iii) in the event that such protective order or other remedy is not obtained, or the Majority Selling Shareholders and the Company waive compliance with this Section 7.5(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information, provided, however, that, to the extent possible, the Purchaser shall have provided a draft of the proposed disclosure to the Selling Shareholders and the Company reasonably in advance and shall have obtained written confirmation from the Majority Selling Shareholders and the Company that they have no further comments to the content of such proposed disclosure; provided, further, that this Section 7.5(a) shall not apply to any information that, at the time of disclosure, is in the public domain and was disclosed not in breach of this Agreement by the Purchaser or any of its agents, representatives, Affiliates, employees, officers or directors, or was disclosed in accordance with Law or Government Authority.

(c) No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of (i) the Purchaser (in the case of a proposed release or announcement by any Selling Shareholder or the Company) or (ii) the Majority Selling Shareholders and the Company (in the case of a proposed release or announcement by the Purchaser), unless otherwise required by Law or Government Authority (in which case the Party being required to make such press release or public announcement shall provide (A) the Purchaser (if such Party is any Selling Shareholder) or (B) the Majority Selling Shareholders and the Company (if such Party is the Purchaser) with a draft of the proposed press release or public announcement reasonably in advance and shall have obtained written confirmation from (x) the Purchaser or (y) the Majority Selling Shareholders and the Company, as applicable, that it has no further comments to the content of such proposed press release or public announcement).

Section 7.6 No Promotion. Without the prior written consent of or otherwise agreed in writing to by the Purchaser, and whether or not the Purchaser is then a shareholder of the Company and whether or not the Closing is consummated, each Selling Shareholder shall not and shall cause its Affiliates and the Group Companies not to:

(a) use in advertising, publicity, announcements, or otherwise, the name of the Purchaser or any of its Affiliates, either alone or in combination of, including Momo/陌陌, Hani, or any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned or used by the Purchaser or any of its Affiliates; or

(b) represent, directly or indirectly, that any product or services provided by such Party or its Affiliates has been approved or endorsed by the Purchaser or any of its Affiliates.

Section 7.7 Exclusivity. Between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 9.1, none of the Selling Shareholders and the Company or any of their respective Affiliates, officers, directors, representatives or agents shall, and the Selling Shareholders and the Company shall cause the other Group Companies and their respective Affiliates, officers, directors, representatives and agents not to, (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the equity interests in the Company or any other Group Company or all or any material portion of the assets of the Group Companies, or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to any Group Company, or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Selling Shareholders and the Company shall, and the Company shall cause the other Group Companies to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Selling Shareholders and the Company shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Selling Shareholders and the Company agree not to, and to cause the other Group Companies not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any Selling Shareholder or Group Company is a party.

Section 7.8 Tax Filings and Payments.

(a) The Parties hereby acknowledge, covenant and agree that (i) the Purchaser shall have no obligation to pay any Tax of any nature that is required by applicable Law to be paid by any Selling Shareholder or its Affiliates or their respective direct and indirect partners, members and shareholders arising out of the transactions contemplated by this Agreement and the other Transaction Documents; and (ii) each Selling Shareholder agrees to bear and pay any Tax of any nature that is required by applicable Laws to be paid by it arising out of the transactions contemplated by this Agreement and the other Transaction Documents.

(b) The Selling Shareholders shall collectively engage, and hereby authorize, one of the Big Four accounting firms (namely, Deloitte Touche Tohmatsu, Ernst & Young, KPMG and PricewaterhouseCoopers and/or their respective PRC domestic affiliates) or a reputable accounting firm acceptable to the Purchaser (the “Filing Agent”, whose fees shall be borne by the Selling Shareholders and not the Purchaser or any Group Company) to, and shall procure the Filing Agent to, as soon as possible after the date hereof, and in any event, within thirty (30) days after the date hereof, duly and properly make with the applicable PRC Tax Authority (being the PRC Tax Authority to which such filings are to be made pursuant to applicable Law) (the “Relevant PRC Tax Authority”) the relevant Tax filings and disclosures that are required by applicable Law (including Bulletin 7) in connection with the transactions contemplated hereby (the “Reporting Transactions”), and shall (x) to the extent permitted by the applicable Laws and the Relevant PRC Tax Authority, permit the Purchaser to make a joint filing with the Selling Shareholders in respect of the Reporting Transactions (or to sign on the filing by the Selling Shareholders) if the Purchaser so elects, (y) allow one representative of the Purchaser or its tax advisor to accompany the Filing Agent to the Relevant PRC Tax Authority’s offices to witness the Filing Agent submitting such Tax filings on behalf of each of the Selling Shareholders, and (z) provide the Purchaser with adequate evidence (as specified below in this Section 7.8(b)) that such Tax filings have been made in accordance with applicable Law as soon as reasonably practicable. Each Selling Shareholder agrees to use its commercially reasonable efforts to promptly submit, or cause the Filing Agent to submit, all documents supplementally requested by the Relevant PRC Tax Authority in connection with such Tax filing with a copy delivered to the Purchaser and the Company simultaneously therewith for review and comments, and the Selling Shareholders shall procure that the Filing Agent gives regular updates to the Purchaser and the Company as to the determination (and delivers to the Purchaser and the Company assessment notices issued by the Relevant PRC Tax Authority in connection with such determination) and payment status of any Taxes assessed by the Relevant PRC Tax Authority in respect of any Selling Shareholder in connection with the Reporting Transactions. For purposes of this Section 7.8(b), the following shall be adequate evidence that a Tax filing has been made in respect of a Selling Shareholder:

(i) an acknowledgement or receipt in respect of the filing by or on behalf of such Selling Shareholder issued by the Relevant PRC Tax Authority or the original signature of an official of the Relevant PRC Tax Authority on the duplicate of the filing documents submitted by or on behalf of such Selling Shareholder; or

(ii) an original written confirmation issued by the Filing Agent and executed by an authorized signatory thereof, attaching a copy of the filing made and confirming that they have submitted the filing on behalf of such Selling Shareholder with the Relevant PRC Tax Authority in accordance with this Section 7.8(b), and confirming that the Relevant PRC Tax Authority does not issue, and has not issued, any acknowledgement or receipt in respect of the filing.

(c) The Selling Shareholders shall cause the Filing Agent to, at least on a monthly basis, follow up with the Relevant PRC Tax Authority on the Tax filings of the Selling Shareholders and shall promptly respond to any requests by the Relevant PRC Tax Authorities for additional information or materials and give regular (and in any event not less frequently than monthly) updates to the Purchaser as to any development in the assessment of any Taxes by the Relevant PRC Tax Authority and the payment of any such Taxes so assessed. Without prejudice to the foregoing, if any Selling Shareholder or any of their respective Affiliates receives any notice or demand from any PRC Tax Authority in respect of the Reporting Transactions, such Selling Shareholder shall promptly provide a true and complete copy of such notice or demand to the Purchaser.

(d) To the extent that any Selling Shareholder is determined by the Relevant PRC Tax Authority to be required by applicable Law to pay Taxes in connection with the Reporting Transactions, it shall promptly pay (including by way of payment in accordance with Section 7.9(c)) such Taxes and shall provide the Purchaser, as soon as reasonably practicable, with evidence that such Taxes have been paid in the form of a receipt of payment issued by the Relevant PRC Tax Authority.

(e) Notwithstanding anything in this Agreement to the contrary, (i) each Selling Shareholder shall cooperate with the Company as and to the extent reasonably requested by the Company in connection with the filing of any Tax Returns and in any threatened or actual proceeding with respect to Taxes, including the retention and (upon request) the provision of records, and (ii) nothing herein shall be deemed to prevent or restrict the Purchaser or the Company from making any Tax reporting or filing that is required or permitted to be made by the Purchaser or the Company under applicable Laws (including Bulletin 7).

Section 7.9 Distribution of Tax Withholding Amount.

(a) If any Selling Shareholder shall not have, as of the six-month anniversary of the Closing Date, delivered written evidence (of the type specified in Section 7.8(b)(i) or Section 7.8(b)(ii)) that the Tax filings contemplated by Section 7.8 in respect of such Selling Shareholder have been duly made in accordance with applicable Law, the then-remaining Tax Withholding Amount for such Selling Shareholder shall be promptly released to the Purchaser.

(b) Upon the delivery by a Selling Shareholder to the Purchaser a written assessment issued by the Relevant PRC Tax Authority evidencing its determination that no Taxes are due from such Selling Shareholder in connection with the Reporting Transactions, or delivery of an original written memorandum circulated and duly executed by the Filing Agent indicating that (i) any reporting documents in connection with application of applicable tax treaty benefit between the PRC and such Selling Shareholder’s place of incorporation or formation have been provided to the Relevant PRC Tax Authority; and (ii) the Relevant PRC Tax Authority is unlikely to or has no indicative intention to request such Selling Shareholder to pay the Taxes under the applicable Laws (including Bulletin 7), the Purchaser shall release to such Selling Shareholder the Tax Withholding Amount for such Selling Shareholder.

(c) In the event that the Relevant PRC Tax Authority has made a determination that a certain amount of Taxes is required to be paid by any Selling Shareholder in connection with the Reporting Transactions, such Selling Shareholder shall promptly inform the Purchaser of such determination and notify the Purchaser of the details of a foreign-currency bank account of the Relevant PRC Tax Authority and require the Purchaser to release such Selling Shareholder’s Tax Withholding Amount, which funds shall first be released to the bank account of the Relevant PRC Tax Authority to the extent necessary to pay such Taxes, and any remaining Tax Withholding Amount shall be released to the Selling Shareholder Bank Account of such Selling Shareholder within five (5) Business Days thereafter. In the event that the Selling Shareholder shall not have completed the actions required by subsection (i) or subsection (ii) above within twenty (20) Business Days after such determination, then, at any time thereafter, the Purchaser shall be entitled to release (x) an amount equal to the then-unpaid portion of such Taxes from the Tax Withholding Amount of such Selling Shareholder to an account of the Relevant PRC Tax Authority, whereby the amount so released shall be deemed to have been paid by such Selling Shareholder to the Relevant PRC Tax Authority in satisfaction of such Selling Shareholder’s obligations to pay such Taxes hereunder to the extent of such payment, and (y) any remaining Tax Withholding Amount of such Selling Shareholder to such Selling Shareholder.

(d) In the event any Selling Shareholder that has applied to capitalize on applicable tax treaty benefit between the PRC and its place of incorporation or formation is not required by the Relevant PRC Tax Authority (or as confirmed by the Filing Agent in writing) to pay applicable Taxes in connection with the Reporting Transactions while other Selling Shareholders have informed the Purchaser of the determination of the Relevant PRC Tax Authority with respect to payment of the Taxes contemplated by Section 7.9(c), the Purchaser shall release to such Selling Shareholder the Tax Withholding Amount for such Selling Shareholder upon receipt of any reporting documents in connection with application of applicable tax treaty benefit between the PRC and such Selling Shareholder’s place of incorporation or formation have been provided to the Relevant PRC Tax Authority and documents contemplated by Section 7.8(b).

Section 7.10 Consent and Waiver.

(a) The Company and each Selling Shareholder hereby irrevocably consents to the transactions contemplated hereby and by the other Transaction Documents and hereby irrevocably waives, subject to the Closing taking place, any right of first refusal, right of first offer, pre-emptive right, co-sale right, or any similar or other rights that the Company or such Selling Shareholder, as applicable, may have, whether pursuant to the Existing Shareholders Agreement or the Existing Articles or otherwise, in respect of the transactions contemplated hereby and by the other Transaction Documents.

(b) Each Party (other than the Purchaser) hereby irrevocably consents to the allocation of the Aggregate Purchase Price among the Selling Shareholders as specified in Schedule A. Under no circumstances will the Purchaser or any of its Affiliates have any Liability, obligation, duty or responsibility to any other Party in respect of any consideration for any equity interest or assets of any Group Company other than the consideration specifically provided for herein for such other Party.

Section 7.11 Release and Discharge.

Unless permitted under this Agreement:

(a) Effective as of and contingent upon the Closing, to the fullest extent permitted by applicable Law, each of the Selling Shareholders, on behalf of itself and on behalf of its shareholders or members, as applicable, assigns and beneficiaries and, to the extent acting in a representative capacity, its creditors, directors, officers, managers, employees, investors, Affiliates, representatives (including any investment banking, legal or accounting firm retained by the such Selling Shareholder), successors and assigns of any of them (collectively, the “Releasing Persons”), hereby knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, acquits and forever discharges each Group Company and its shareholders or members, as applicable, assigns and beneficiaries, creditors, directors, officers, managers, employees, investors, Affiliates, representatives (including any investment banking, legal or accounting firm retained by any of them), successors and assigns of any of them, Affiliates and predecessors, successors and assigns of any of them (collectively, the “Released Persons”) from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, debts, demands, damages, costs, expenses, compensation or liabilities of every kind and any nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, direct or derivative on behalf of any Person, and whether arising under any agreement or understanding or otherwise at Law or equity (“Released Claims”), which such Releasing Persons, or any of them, had, has, or may have had arising from, connected or related to, or caused by any event, occurrence, cause or thing, of any type whatsoever, or otherwise, arising or existing, or occurring, in whole or in part, at any time in the past until and including the Closing against any of the Released Persons with respect to any Group Company, arising out of, relating to or in connection with such Selling Shareholder’s investment in securities in any Group Company, the Existing Articles and/or the Existing Shareholders Agreement (the “Release”). The Release shall be effective as a full, final and irrevocable accord and satisfaction and release of all of the Released Claims.

(b) Effective as of and contingent upon the Closing, each of the Selling Shareholders hereby irrevocably and unconditionally covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Person, based upon the Release or to seek to recover any amounts in connection therewith or thereunder from and after the Closing. Any Released Person may plead this Release as a complete bar to any Released Claims brought in derogation of this covenant not to sue.

(c) Each of the Selling Shareholders agrees that if it violates any provision of this Section 7.11, such Selling Shareholder will pay the costs and expenses of defending against any related or resulting Legal Proceedings incurred by the Released Persons, including attorney’s fees, if determined by a final and legally binding judgment issued by a competent court.

Section 7.12 Termination of Prior Agreements; Adoption of Articles.

(a) The Company and each Selling Shareholder acknowledge and agree that the Existing Shareholders Agreement shall immediately and automatically terminate and cease to have any force or effect as of the Closing Date, without the need for any further action by any party thereto to effect or evidence such termination, such termination to be without any Liability to any party thereto (but, subject to Section 7.11, without prejudice to any Liability that may have accrued thereunder prior to such termination). To the extent the Existing Shareholders Agreement would have required to be terminated in any other manner, each Party hereto agrees that the Existing Shareholders Agreement shall be deemed to have been duly amended by the requisite parties thereto to remove such other requirement and to permit the termination of the Existing Shareholders Agreement in the manner contemplated by this Section 7.12(a).

(b) The Company acknowledges and agrees that the New Articles shall be duly filed with the relevant Government Authorities of the Cayman Islands by the Company within five (5) Business Days after the Closing and evidence of such filing shall be provided to the Purchaser to its reasonable satisfaction.

Section 7.13 Lock-Up. Each Selling Shareholder that is acquiring the Momo Class A ordinary share under this Agreement hereby agrees that, without the prior written consent of the Purchaser, it will not, during the period commencing on the Closing Date hereof and ending one hundred and eighty (180) days after the Closing Date (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Momo Class A ordinary shares or ADSs or any other securities convertible thereto or exercisable or exchangeable therefor (collectively, the “Securities”) beneficially owned (as such term is used in Rule 13d-3 of the Securities Act) by such Selling Shareholder on the Closing Date, or publicly announce the intention to do any of the foregoing or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Securities or such other securities of the Purchaser, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to the Securities or other securities of the Purchaser acquired in open market transactions after the Closing Date, provided that no filing under Section 16(a) of the Securities Act shall be required or shall be voluntarily made in connection with subsequent sales of the Securities or other securities of the Purchaser acquired in such open market transactions, (b) transfers of the Securities as a bona fide gift or through will or intestacy, (c) if any Selling Shareholder that is acquiring the Momo Class A ordinary share under this Agreement is a partnership, limited liability company or corporation, transfers or distributions of the Securities to limited partners, stockholders or “affiliates” (as such term is defined in Rule 12b-2 under the Securities Act) of such Selling Shareholder, (d) transfers of any Securities to any immediate family member of such Selling Shareholder, to any trust for the direct or indirect benefit of such Selling Shareholder or any immediate family member of such Selling Shareholder, or to any entity beneficially owned and controlled by such Selling Shareholder; provided that in the case of any transfer or distribution pursuant to clause (b), (c) or (d), (i) each donee, distributee or transferee shall assume the same lock-up restrictions as provided in this Section 7.13 and (ii) no filing under Section 16(a) of the Securities Act, reporting a reduction in beneficial ownership of the Securities, shall be required or shall be voluntarily made in respect of the transfer or distribution during the Restricted Period, (e) the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Act for the transfer of the Securities or (f) award by the Purchaser to employees of the rights associated with the ordinary shares held by the Purchaser as share incentives, provided that (i) such plan under (e) or award under (f) does not provide for the transfer of the Securities during the Restricted Period and (ii) to the extent a public announcement or filing under the Securities Act, if any, is required regarding the establishment of such plan or award, such announcement or filing shall include a statement to the effect that no transfer of the Securities may be made under such plan or pursuant to or as a result of such award during the Restricted Period. In addition, each Selling Shareholder that is acquiring the Momo Class A ordinary share under this Agreement agrees that, without the prior written consent of the Purchaser, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any Securities or publicly announce the intention to do any of the foregoing. Each Selling Shareholder that is acquiring the Momo Class A ordinary share under this Agreement also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of such Selling Shareholder’s Securities except in compliance with the foregoing restrictions.

Section 7.14 Withholding Rights. Notwithstanding anything herein to the contrary, the payor of any amount payable pursuant to this Agreement shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as such payor is required to deduct and withhold under the any applicable Tax Law with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Notwithstanding the above, so long as each Selling Shareholder can complete with Tax filing in accordance with Section 7.8(b), the Purchaser agrees not to deduct and withhold the amounts from the Purchase Price payable to such Selling Shareholder in connection with the transactions contemplated by this Agreement in accordance with applicable Laws (including Bulletin 7).

Section 7.15 SAFE Regulations. Each Selling Shareholder, to the extent it or its direct or indirect shareholders are subject to or under the jurisdiction of the SAFE Regulations, hereby undertakes to the Company and the Purchaser that it will, and will cause such of its direct or indirect shareholders to, fully comply with the requirements of the SAFE Regulations in connection with the transactions contemplated hereby, including to timely and properly make all such filings and registrations, or amend the applicable existing filings and registrations, as applicable, required under Circular 37 in connection with the transactions contemplated hereby.

Section 7.16 Selling Shareholder Bank Accounts. Not later than five (5) days after execution of this Agreement, each Selling Shareholder shall deliver to the Purchaser a written notice, duly executed by an authorized signatory of such Selling Shareholder, setting forth details of a bank account of such Selling Shareholder maintained at a bank outside the PRC for purposes of receiving the payment of the Purchase Price for such Selling Shareholder at the Closing (the “Selling Shareholder Bank Account” of such Selling Shareholder). Each Selling Shareholder hereby agrees, acknowledges and confirms that any amount of payment by or on behalf of the Purchaser into the Selling Shareholder Bank Account of such Selling Shareholder shall constitute full performance and discharge of the Purchaser’s obligation, as applicable, to pay such amount to such Selling Shareholder under this Agreement.

Section 7.17 Conversion into ADS. After the Restricted Period, upon request by a Selling Shareholder, the Purchaser shall facilitate and consent to the deposit of any or all of the Momo Class A ordinary shares acquired by such Selling Shareholder pursuant to this Agreement with the depositary for the issuance of ADSs in accordance with the Deposit Agreement between the Company, Deutsche Bank Trust Company Americas as depositary, and all holders and beneficial owners of American depositary shares issued thereunder (as may be amended or replaced from time to time).

Section 7.18 Certain Other Pre-Closing Covenants. As soon as practicable after the date hereof, and in any event prior to the Closing, the Warrantors shall:

(a) cause all of the equity interests in the Onshore Opco not held by Ying Pan to be transferred to one or more Persons designated by the Purchaser (which designation shall be made reasonably in advance of the Closing) (the “Purchaser Nominees”), free and clear of all Liens (other than any Liens created pursuant to the Control Documents), for purchase prices to be agreed between such registered shareholders and the Purchaser (the “Onshore Purchase Price”) and to be paid in such manner to be agreed between the registered shareholders and the Purchaser and otherwise on terms and conditions satisfactory to the Purchaser (in its sole discretion) (the “Onshore Equity Transfer”). Concurrently with the completion of the Onshore Equity Transfer and in any event no later than the Closing, (i) the Warrantors shall cause each of the Control Documents with respect to the Onshore Opco to be terminated on terms and conditions satisfactory to the Purchaser in its sole discretion and the Purchaser and the Founders shall cause Ying Pan, the Purchaser Nominees and the WFOE to enter into replacement control agreements (in form and substance satisfactory to the Purchaser in its sole discretion) with respect to the Onshore Opco (the “Onshore Control Document Termination and Replacements”), and (ii) the Warrantors shall cause the directors, supervisors, officers and legal representatives of each of the WFOE and the Onshore Opco to be replaced with nominees of the Purchaser (the “Onshore Personnel Replacement”), and complete all filings in respect of the Onshore Personnel Replacements with the applicable Government Authorities. The Founders shall deliver or cause to be delivered to the Purchaser, no later than the Closing, written evidence satisfactory to the Purchaser showing that all necessary filings with the applicable Government Authorities in respect of the Onshore Equity Transfer, the Onshore Control Document Termination and Replacements and the Onshore Personnel Replacements have been duly completed;

(b) cause each Senior Manager to enter into a labor contract (which shall contain non-competition, non-disparagement and non-disclosure obligations) in form and substance satisfactory to the Purchaser; and

(c) use (and shall cause their respective representatives to use) commercially reasonable efforts to provide such cooperation as may be reasonably requested by the Purchaser in connection with the arrangement of the financing for the transactions contemplated hereby.

Section 7.19 Pre-Closing Covenants to Continue. If any Selling Shareholder or Founder is required to perform any covenant or agreement herein prior to the Closing but has failed to fully perform such covenant or agreement prior to the Closing, then, without prejudice to any other rights or remedies the Purchaser may have in respect of such failure, and notwithstanding any waivers that may be granted by the Purchaser in respect of the conditions to its obligation to proceed to the Closing, such Selling Shareholder or Founder shall continue to perform such covenant or agreement after the Closing until such covenant or agreement is fully performed.

ARTICLE VIII

Conditions to Closing

Section 8.1 Conditions Precedent to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by such Party, in its sole discretion, in whole or in part to the extent permitted by applicable Law):

(a) there shall not be in effect any Law or Order by a Government Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(b) no Legal Proceeding shall have been commenced by or before any Government Authority against such Party seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which would render it impossible or unlawful to consummate such transactions, provided, however, that the provisions of this Section 8.1(b) shall not apply if such Party has directly or indirectly solicited or encouraged any such Legal Proceeding.

Section 8.2 Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser, in its sole discretion, in whole or in part to the extent permitted by applicable Law):

(a) (i) the representations and warranties in Section 3.1, Section 3.2, Section 3.3, Section 3.4, and Section 3.5 (the foregoing representations and warranties, collectively, the “Company Fundamental Warranties”), the representations and warranties in Section 4.1, Section 4.2, Section 4.3, Section 4.4 and Section 4.5 (the foregoing representations and warranties, collectively, the “Selling Shareholder Fundamental Warranties”), the representations and warranties in Section 5.1 and Section 5.2 (the foregoing representations and warranties, collectively, the “Founder Fundamental Warranties”) shall be true and correct in all respects when made and as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties relate to another date (in which case such representations and warranties shall be true and correct in all respects as of such other date with the same force and effect as if made as of such other date), and (ii) the representations and warranties with respect to the Group Companies and/or the Selling Shareholders set forth in Article III and Article IV (other than the representations and warranties enumerated in Section 8.2(a)(i)) (A) that are not qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall have been true and correct in all respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, and (B) that are qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall have been true and correct in all respects when made and as of the Closing with the same force and effect as if made as of the Closing, in each case of (A) and (B), other than such representations and warranties that relate to another date (in which case such representations and warranties shall be true and correct in all respects as of such other date with the same force and effect as if made as of such other date);

(b) the Company, the Selling Shareholders and the Founders shall have (i) performed and complied with, in all respects, each of the obligations and agreements required by Section 7.16, and Section 7.18 to the extent required to be performed or complied with by them on or prior to the Closing Date and the Purchaser shall have received satisfactory written evidence relating thereto, and (ii) performed and complied with, in all material respects, each of the obligations and agreements required by this Agreement (other than those enumerated in Section 8.2(b)(i)) to be performed or complied with by them on or prior to the Closing Date;

(c) the New Articles shall have been duly adopted by all necessary action of the board of directors and the shareholders of the Company, and such adoption shall have become effective upon the Closing with no alteration or amendment as of the Closing, and reasonable evidence thereof shall have been delivered to the Purchaser;

(d) from and after the date hereof, there shall have been no Material Adverse Effect with respect to the Company, the Selling Shareholders and the Founders;

(e) the Purchaser shall have received a certificate signed by a Founder, dated the Closing Date, certifying that the conditions set forth in Section 8.2(a) (except to the extent such conditions relate to the Selling Shareholders), Section 8.2(b) (except to the extent such conditions relate to the Selling Shareholders), and Section 8.2(c) and 8.2 (d) have been satisfied, and a certificate signed by an authorized signatory of each Selling Shareholder (other than the Founder Shareholder) certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied to the extent such conditions relate to such Selling Shareholder.

Section 8.3 Conditions Precedent to Obligations of the Selling Shareholders and the Company. The obligations of the Selling Shareholders and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by (i) the Company and (ii) the Majority Selling Shareholders on behalf of all Selling Shareholders in the sole discretion of the Majority Selling Shareholders in whole or in part to the extent permitted by applicable Law):

(a) (i) the representations and warranties in Section 6.1, Section 6.2, Section 6.3 and Section 6.4 shall be true and correct in all respects when made and as of the Closing with the same force and effect as if made as of the Closing, and (ii) the representations and warranties of the Purchaser set forth in this Agreement (other than those representations and warranties enumerated in Section 8.3(a)(i)) shall have been true and correct in all respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing;

(b) the Purchaser shall have performed and complied with, in all material respects, each of the obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

ARTICLE IX

Termination

Section 9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by the Purchaser if, between the date hereof and the Closing, there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company, any Selling Shareholder or any Founder set forth in this Agreement, which breach or failure to perform would cause any of the conditions set forth in Section 8.1 and Section 8.2 not to be satisfied and be expected to have a Material Adverse Effect on or before the Long Stop Date and cannot be cured, or if curable, is not cured within ten (10) days after written notice of such breach is given to the Company, the Selling Shareholders or the Founder (as applicable) by the Purchaser;

(b) by the Majority Selling Shareholders or the Company if, between the date hereof and the Closing Date, there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement, which breach or failure to perform would cause any of the conditions set forth in Section 8.1 and Section 8.3 not to be satisfied be expected to have a Material Adverse Effect on or before the Long Stop Date and cannot be cured, or if curable, is not cured within ten (10) days after written notice of such breach is given to the Purchaser by the Majority Selling Shareholders or the Company;

(c) by written consent of the Majority Selling Shareholders, the Company and the Purchaser.

Section 9.2 Procedure Upon Termination. In the event of termination by the Purchaser, the Company or the Majority Selling Shareholders pursuant to Section 9.1, written notice of such termination shall forthwith be given to the other Parties, and this Agreement shall thereupon terminate without further action by any Party.

Section 9.3 Reversal of Certain Steps upon Termination. In the event that this Agreement is validly terminated in accordance with Section 9.1 and Section 9.2 and some of all of the steps contemplated by Section 7.18(a) have been completed, the Purchaser, the Warrantors shall promptly (and in any event within twenty (20) Business Days thereafter) take all steps necessary to reverse and unwind such steps, including (i) the full refund of any and all Onshore Purchase Price (without any offset, deduction or withholding) that has been paid by, on behalf of or at the direction of the Purchaser, and (ii) the reversal of any equity transfer that may have been completed pursuant to Section 7.18(a) prior to such termination.

Section 9.4 Effect of Termination.

(a) Subject to this Section 9.4, in the event that this Agreement is validly terminated in accordance with Section 9.1 and Section 9.2, each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any Party; provided, that no such termination shall relieve any Party hereto from liability for a breach of any of its covenants or agreements or its representations and warranties contained in this Agreement prior to the date of termination, and provided, further, that Section 7.5, Section 7.6, Section 9.3, this Section 9.4, and Article XI shall survive any such termination.

(b) In the event that this Agreement is validly terminated in accordance with Section 9.1(b), each Selling Shareholder shall promptly return all Purchase Price actually received by such Selling Shareholder from the Purchaser (and in any event within five (5) Business Days thereafter), and the Escrow Amount shall be kept by the Company.

(c) In the event that this Agreement is validly terminated in accordance with Section 9.1(a) and 9.1(c), each Selling Shareholder shall promptly return all Purchase Price actually received by such Selling Shareholder from the Purchaser (and in any event within five (5) Business Days thereafter), and the Company shall return the Escrow Amount to the Purchaser (and in any event within five (5) Business Days thereafter).

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company, the Warrantors and/or the Selling Shareholders contained in this Agreement shall survive the Closing until the second (2nd) anniversary of the Closing Date (the “Survival Period”). The covenants or other agreements of the Company, the Warrantors and/or the Selling Shareholders contained in this Agreement (other than those which by their terms are to be performed after the Closing) shall survive the Closing in accordance with their terms, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Purchaser. If written notice of a claim for indemnification has been given in accordance with the Section 10.2 prior to expiration of the applicable representations, warranties and covenants, then relevant representations, warranties and covenants shall survive such claim, until such claim has been finally resolved. The rights of the Purchaser to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that the Purchaser may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence by the Purchaser. The Selling Shareholders hereby acknowledge that, regardless of any investigation made (or not made) by or on behalf of the Purchaser, and regardless of the results of any such investigation, the Purchaser has entered into the transactions contemplated by this Agreement in express reliance upon the representations and warranties of the Selling Shareholders made in this Agreement only.

Section 10.2 Indemnification.

(a) Indemnification by Warrantors. Subject to Section 10.1, without limiting any other remedy the Purchaser may have, from and after the Closing, each of the Warrantors shall, severally and jointly, indemnify, defend and hold harmless the Purchaser and its Affiliates (including, for the avoidance of doubt, the Group Companies from and after the Closing) and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnitees”) from and against all Liabilities, losses, damages, claims, costs and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the investigation or defense of any of the same or in responding to or cooperating with any governmental investigation), fines and penalties suffered or incurred by the Purchaser Indemnitees (in each case, whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party Claims) (hereinafter “Losses”), arising out of or relating to:

(i) any inaccuracy in or breach of any representation or warranty with respect to the Group Companies set forth in Article III, any representation or warranty with respect to the Founder Shareholder set forth in Article IV, any representation or warranty with respect to the Founders set forth in Article V, or any other representations, warranties or statements set forth in the other certificates, schedules or other documents delivered by or on behalf of any Warrantor hereunder;

(ii) any breach or non-fulfillment of any covenant or obligation to be performed by any Warrantor under this Agreement, or by any Warrantor under any other Transaction Document (including, for the avoidance of doubt, those relating to the transactions contemplated by Section 7.18);

(iii) any Tax obligations of the Purchaser, its Affiliates or the Group Companies arising from the failure of the Founder Shareholder to comply with its obligations under Section 7.8;

(iv) any Tax obligations of the Group Companies for all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date, except to the extent that such Taxes are reserved for the Interim Consolidated Financial Statements; provided that, in the case of any Straddle Period, (A) the amount of any Taxes of the Group Companies based upon or measured by net income or gain which relate to the portion of the Straddle Period through the end of the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date, and (B) the amount of any other Taxes of the Group Companies which relate to the portion of the Straddle Period through the end of the Closing Date will be determined according to an interim closing of the books to the greatest extent possible, and otherwise shall be deemed to be the amount of such Tax for the entire Straddle Period (except to the extent that such Taxes are reserved for in the Interim Consolidated Financial Statements) multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period through the end of the Closing Date and the denominator of which is the number of days in such Straddle Period;

(v) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar Contracts to which any Group Company was obligated, or was a party, on or prior to the Closing Date; and

(vi) any breach of the representations and warranties set forth in Section 3.16,

Notwithstanding anything to the contrary herein or in other Transaction Documents, (A) the Warrantors shall not be liable unless the aggregate amount of Losses of the Purchaser Indemnitees exceeds US$100,000, and (B) the Warrantors’ aggregate maximum liability under this Agreement and other Transaction Documents shall not exceed the aggregate amount of the Purchase Price of the Warrantors.

(b) Indemnification by Selling Shareholders. Subject to Section 10.1, without limiting any other remedy the Purchaser may have, from and after the Closing, each of the Selling Shareholders shall, severally but not jointly, indemnify, defend and hold harmless the Purchaser Indemnitees from and against all Losses, arising out of or relating to:

(i) any inaccuracy in or breach of any representation or warranty with respect to such Selling Shareholder set forth in Article IV (to the extent applicable), or any other representations, warranties or statements set forth in the other certificates, schedules or other documents (if any) delivered by or on behalf of such Selling Shareholder hereunder;

(ii) any breach or non-fulfillment of any covenant or obligation to be performed by such Selling Shareholder under this Agreement, or by such Selling Shareholder under any other Transaction Document to which such Selling Shareholder is a party;

(iii) any Tax obligations of the Purchaser, its Affiliates or the Group Companies arising from the failure of such Selling Shareholder to comply with its obligations under Section 7.8,

Notwithstanding anything to the contrary herein or in other Transaction Documents, (A) a Selling Shareholder shall not be liable unless the aggregate amount of Losses of the Purchaser Indemnities due to such Selling Shareholder exceeds US$100,000, and (B) each Selling Shareholder’s aggregate maximum liability under this Agreement and other Transaction Documents shall not exceed the aggregate amount of the Purchase Price of such Selling Shareholder.

(c) Procedures Relating to Indemnification.

(i) Any Party seeking indemnification under this Section 10.2 (an “Indemnified Party”) shall promptly give the Party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined that has given or could reasonably be expected to give rise to a right of indemnification under this Agreement, stating in reasonable detail the nature of the claim, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 10.2 except to the extent the Indemnifying Party is materially prejudiced by such failure. With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the notice from the Indemnified Party that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. If the Indemnifying Party has disputed a claim for indemnification (including any Third Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the dispute notice by the Indemnifying Party, such dispute shall be resolved by arbitration pursuant to Section 11.3.

(ii) If an Indemnified Party shall receive notice of any Legal Proceeding, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Section 10.2, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 10.2 except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five (5) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

Section 10.3 Tax Treatment of Indemnification Payments. All indemnification payments made under this Article X shall be treated as adjustments to the Aggregate Purchase Price and the Purchase Price for the Founder Shareholder for Tax purposes, unless otherwise required by applicable Law.

Section 10.4 Distribution of Indemnity Withholding Amount. The Indemnity Withholding Amount shall be released to the Purchaser or to the Founder Shareholder, as applicable, as follows:

(a) both Purchaser and Founder Shareholder jointly agree to release of Indemnity Withholding Amount to the Purchaser or to the Founder Shareholder; or

(b) to the Purchaser if a written certification from counsel to the Purchaser attesting that a final, non-appealable arbitration award or court judgment has been issued with respect to such amount to be released and a copy of such arbitration award or judgment;

then the remaining Indemnity Withholding Amount shall be released to the Founder Shareholder on the first (1st) anniversary of the Closing.

ARTICLE XI

Miscellaneous

Section 11.1 Expenses. Subject to Section 2.7(d), each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby (the “Transaction Expenses”).

Section 11.2 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the Hong Kong Special Administrative Region (without giving effect to any choice of law principles thereof that would cause the application of the laws of another jurisdiction).

Section 11.3 Arbitration.

(a) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Hong Kong in accordance with the Hong Kong International Arbitration Center Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules. The HKIAC Rules are deemed to be incorporated by reference to this clause. The tribunal shall be comprised of three arbitrators. The Purchaser, on the one hand, and the Majority Selling Shareholders, on the other hand, shall each nominate one arbitrator and the third, who shall serve as president of the tribunal, shall be nominated by the party-nominated arbitrators. The arbitration shall be conducted in English. Each Party irrevocably and unconditionally consents to such arbitration as the sole and exclusive method of resolving any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, other than any proceedings to seek the remedies of specific performance as contemplated by Section 11.5.

(b) The award of the arbitral tribunal shall be final and binding on the Parties. The Parties agree that they will not have recourse to any judicial proceedings, in any jurisdiction whatsoever, for the purpose of seeking appeal, annulment, setting aside, modification or any diminution or impairment of its terms or effect insofar as such exclusion can validly be made. Judgment upon any award rendered may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

Section 11.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the other Transaction Documents represent the entire understanding and agreement among the Parties with respect to the subject matter hereof and thereof. Except as otherwise provided herein, this Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Purchaser, the Majority Selling Shareholders and the Company. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 11.5 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof. It is accordingly agreed that prior to such termination, each Party shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith) such terms and provisions of this Agreement, this being in addition to any other remedy to which each Party is entitled at law or in equity.

Section 11.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed effectively given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by fax (with written confirmation of transmission) or email (provided that the sender of email shall not have received any message that such email was not timely delivered) or (iii) two (2) Business Days following the day sent by overnight courier (with written confirmation of receipt), in each case at the addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision) in Exhibit C.

Section 11.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided in Section 10.2 hereof. No assignment of this Agreement or of any rights or obligations hereunder may be made by (i) any Selling Shareholder, directly or indirectly (by operation of law or otherwise), without the prior written consent of the Purchaser, and (ii) the Purchaser directly or indirectly (by operation of law or otherwise), without the prior written consent of the Majority Selling Shareholder and the Company, and any attempted assignment in violation of this Section 11.8 shall be void; provided, that the Purchaser may assign its rights and obligations under this Agreement to any of its Affiliates. Each obligation of the Founders hereunder shall be deemed to be also the obligation of the Founder Shareholder on a joint and several basis, and vice versa. Except as specifically provided in the preceding sentence, the obligations of each Selling Shareholder shall be several and not joint.

Section 11.9 Counterparts. This Agreement may be executed in any number of counterparts in PDF or other electronic format, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Momo Inc.

By:	/s/ Tang Yan
Name: Tang Yan
Title: Director

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

TANTAN LIMITED

By:	/s/ Yu Wang
Name: Yu Wang
Title: Director

CPNB INVESTMENT LIMITED

By:	/s/ Yu Wang
Name: Yu Wang
Title: Director

Yu Wang

/s/ Yu Wang

Ying Pan

/s/ Ying Pan

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Atinum Fast Growing Companies Fund

By:	Atinum Investment Co., Ltd.
its General Partner

By:	/s/ Ki Chun Shin
Name: Ki Chun Shin
Title: Authorized Signatory

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

BAI GmbH

By:	/s/ Michael Kronenburg
Name: Michael
Title: Authorized Attorney

By:	/s/ Thomas Werth
Name: Thomas
Title: Authorized Attorney

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

BIMO KAPITAL AS

By:	/s/ Moren Angelic
Name: Moren Angelic
Title: Chairman

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

DCM VENTURES CHINA FUND (DCM VII), L.P. DCM VII, L.P.

By:	DCM Investment Management VII, L.P.
its General Partner

By:	DCM International VII, Ltd.
its General Partner

By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Authorized Signatory

A-FUND II, L.P. A-FUND II AFFILIATES FUND, L.P.

By:	A-Fund Investment Management II, L.P.
its General Partner

By:	A-Fund International II, Ltd.
its General Partner

By:	/s/ Matthew C. Bonner
Name: Matthew C. Bonner
Title: Authorized Signatory

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Apoletto Asia Ltd

By:	/s/ Soraj Bissoonauth
Name: Soraj Bissoonauth
Title: Director

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

GOLD SNOW LIMITED

By:	/s/ Gao Yang
Name: Gao Yang
Title: Director

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

HH TT Holdings Limited

By:	/s/ Colm O’Connell
Name: Colm O’Connell
Title: Director

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

KPCB CHINA FUND II, L.P.

By:	/s/ Susan Biglieri
Name: Susan Biglieri
Title: Director

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Knutsson Holdings AB

By:	/s/ Michael Knutsson
Name:
Title:

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

LB EXPANSION FUND III

By:	/s/ Swun Woo Park
Name: Swun Woo Park
Title: Authorized Signatory

LB Global-China Expansion Fund

By:	/s/ Swun Woo Park
Name: Swun Woo Park
Title: Authorized Signatory

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

MIRAE ASSET Global Investment Fund

By:	/s/ Eung Suk Kim
Name: Eung Suk Kim
Title: CEO

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

P1’s holding in Tantan Limited

By:	/s/ Albert Paul Fredrik Janson
Name: Albert Paul Fredrik Janson
Title: Director

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Duowan Entertainment Corp.

By:	/s/ Xueling Li
Name: Xueling Li
Title: Authorized Signatory

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

HORIZON FRONTIER LIMITED

By:	/s/ Lo Wai Kei
Name: Lo Wai Kei
Title: Director

GROWING YIELD LIMITED

By:	/s/ Christine Chan
Name: Christine Chan
Title: Director

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Dynamic Achiever Limited

By:	/s/ Cheung Wing Hon
Name: Zhong Wei General Partner Limited
Title: Director

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Taobao China Holding Limited

By:	/s/ Wang Liang
Name: Wang, Liang
Title: Authorized Signatory

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

GX China III Limited

By:	/s/ Ye Yuming
Name:
Title:

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Red Kingdom Holdings Limited

By:	/s/ Shao Xiaoshu
Name:
Title:

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Ever Prosper Overseas Limited

By:	/s/ Jin Fengchun
Name:
Title:

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

NEX GROUP ASIA LIMITED

By:	/s/ Wang Qi
Name:
Title:

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Genesis Capital I LP

By:	/s/ Ryan Szeto
Name: Ryan Szeto
Title: Authorized Representative of General Partner – Genesis Capital Ltd

[Tango - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Corona Technology Limited

By:	/s/ Yin Chun Fen
Name: Yin Chun Fen
Title:

[Tango - Signature Page to Share Purchase Agreement]

EXHIBIT A

FORM OF RESIGNATION AND RELEASE LETTERS

The Board of Directors

[GROUP COMPANY NAME] (the “Company”)

[GROUP COMPANY ADDRESS]

[DATE]

Dear Sirs,

I hereby resign as a director [and    ] [specify any other applicable positions] of the Company with effect from the date of this letter.

I irrevocably confirm that I (in my capacity as director [and    ] [specify any other applicable positions] of the Company) have no claims (whether under common law, contract, equity, statute or otherwise and whether present, future, actual, contingent or otherwise) against the Company, or its directors, officers, employees or shareholders in respect of loss of office as a director of the Company or in respect of accrued remuneration or reimbursement. To the extent that any such claim(s) may exist, I irrevocably and unconditionally waive it or them and release the Company and its directors, officers, employees and shareholder from any liability in respect thereof. I further irrevocably confirm termination of that certain director indemnification agreement dated [●] by and between the undersigned and the Company.

To the maximum extent permitted by the laws of the place of incorporation of the Company, this letter and all matters arising out of or relating to this letter shall be interpreted, construed and governed by and in accordance with the laws of Hong Kong without giving effect to any choice or conflict of law provision or rule therein.

Yours faithfully,

[NAME OF DIRECTOR]

EXHIBIT B

FORM OF INSTRUMENT OF TRANSFER

INSTRUMENT OF TRANSFER

Tantan Limited

(the “Company”)

[DATE]

FOR VALUE RECEIVED,

[TRANSFEROR NAME] (the “Transferor”) hereby sells, assigns and transfers to:

[Melody], a company incorporated under the laws of the Cayman Islands having its address at [●], Cayman Islands (the “Transferee”), the following Shares in the Company:

[●] Ordinary Shares of the Company, par value of US$0.001 per share; and

[●] Series [A/B/C/D] Preferred Shares of the Company, par value of US$0.001 per share.

This instrument of transfer may be executed in any number of counterparts.

[Signature page follows]

Dated as of the date first written above

In the presence of:
[TRANSFEROR] Transferor	(Witness)

EXHIBIT C

NOTICE

If to the Purchaser and the Group Companies (after the Closing Date):

Address:	20th Floor, Block B, Tower 2, Wangjing SOHO, No.1 Futongdong Street. Chaoyang District, Beijing 100102, China
Fax:	8610 5731 0733
Attention:	Ying Zhang
Email address:	zhang.ying@immomo.com

If to the Group Companies (before the Closing Date), the Founders and the Founder Shareholder:

Address:	1601, Tower C, Guanghua SOHO 2, Chaoyang District, Beijing, China
Attention:	Ying Pan
Email address:	s@p1.cn

If to P1’s holding in Tantan Limited:

Address:	1601, Tower C, Guanghua SOHO 2, Chaoyang District, Beijing, China
Attention:	Albert Janson
Email address:	albert.janson@gmail.com

If to Duowan Entertainment Corp.:

Address:	Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou 511442
Attention:	Simon Wang
Email address:	simon@engage-capital.com

If to Genesis Capital I LP:

Address:	c/o Unit 1226, 12/F, 100 Queens Road Central, Central, Hong Kong
Attention:	Ryan Szeto
Tel:	852 9244 8702
Email address:	ryan@gcfunds.com

If to GX China III Limited or Red Kingdom Holdings Limited:

Address:	北京市朝阳区光华路 1 号嘉里中心南楼 818 单元
Attention:	杨超
Email address:	chao.yang@gxcapital.com.cn

If to Atinum Fast Growing Companies Fund:

Address:	2F, Je-il Bldg. 9, Teheran-ro 103-gil, Gangnam-gu, Seoul, 135882, Korea
Fax:	82 2 557 2570
Attention:	Doo-Jin Maeng
Email address:	maeng@atinuminvest.co.kr

If to MIRAE ASSET Global Investment Fund:

Address:	Mirea Asset Venture Tower B/D B1F, 685, Sampyeong-dong, Bundang-gu, Seongnam City, Gyeonggi-do, South Korea (Postal: 13494)
Fax:	82 02 6205 2680
Attention:	Kyungmo Kim
Email address:	kyungmo.kim@miraeasset.com

If to LB Global-China Expansion Fund or LB EXPANSION FUND III:

Address:	13th Floor, Shinan Building, 512, Teheran-ro, Gangnam-gu, Seoul, Korea 135-280
Fax:	82 2 3467 0500
Attention:	Swun Woo Park
Email address:	tonypark@lbinvestment.com

If to DCM VENTURES CHINA FUND (DCM VII), L.P., DCM VII, L.P., A-FUND II, L.P. or A-FUND II AFFILIATES FUND, L.P.:

Address:	2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025, USA
Fax:	1 650 854 9159
Attention:	Matthew C. Bonner
Email address:	mbonner@dcm.com

If to KPCB CHINA FUND II, L.P.:

Address:	No. 6, Lane 1350, Middle Fu Xing Road, Xuhui District, Shanghai 200031, PRC
Fax:	8621 6025 2110

Attention:	Jason Zhao
Email address:	jzhao@kpcb.com

If to BAI Gmbh:

Address:	Carl-Bertelsmann-Straße 270, 33311 Gütersloh, Germany
Tel:	49 (0) 5241-80-5562
Fax:	49 (0) 5241-80-9324
Attention:	Bettina Wulf; Michael Kronenburg
Email address:	Bettina.Wulf@Bertelsmann.de;
Michael.Kronenburg@Bertelsmann.de

With a copy to:

Address:	Unit 1609, Level 16, West Tower, Genesis Beijing, 8 Xinyuan South Road, Chaoyang District, Beijing 100027, P.R.China
Tel:	8610 6563 0026
Fax:	8610 6563 0376
Attention:	Christine Sun; Ye Liu
Email address:	Christine.Sun@Bertelsmann.com; Ye.Liu@bertelsmann.com

If to NEX GROUP ASIA LIMITED:

Address:	1910, 2 international finance centre,8 finance street, central, Hong Kong
Attention:	Yongming Wu
Fax:	852 2251 1870
Email address:	eddie.wu@vplus.vc

If to Apoletto Asia Ltd:

Address:	IFS Court, Twenty Eight, Cybercity, Ebene, Mauritius With a

copy to:

Address:	c/o Tulloch & Co., 4 Hill Street, London W1J5NE, United Kingdom
Attention:	Alastair Tulloch
Email address:	atulloch@atulloch.com; bhancock@dstgservices.com

If to Taobao China Holding Limited:

Address:	c/o Alibaba Group Services Limited, 26/F Tower One, Times Square,
1 Matheson Street, Causeway Bay, Hong Kong
Tel:	852 2215 5100
Fax:	852 2215 5200
Attention:	Ethan Xie
Email address:	ethan.xiey@alibaba-inc.com; legalnotice@hk.alibaba-inc.com;

If to HH TT Holdings Limited:

Address:	Floor 28, Building B, PingAn International Financial Center,
Chaoyang, Beijing 100027, PRC
Tel:	8610 5952 0888
Fax:	8610 5952 0882
Attention:	Paul Ma
Email address:	yma@hillhousecap.com; legal@hillhousecap.com

If to Ever Prosper Overseas Limited:

Address:	Villa C+17 , Shanghai Hongqiao State Guest Hotel 1591 Hong Qiao
Road
Tel:	8621 6295 2768
Fax:	8621 6295 2786
Attention:	Nick Chen; Zhe Shao
Email address:	nchen@sbaif.com; zshao@sbaif.com

If to HORIZON FRONTIER LIMITED or GROWING YIELD LIMITED:

Address:	Address: 15/F, St. John Building, 33 Garden Road, Central, Hong
Kong
Tel:	852 3520 2959
Fax:	852 3520 2950
Attention:	Ms. Tiffany Chu
Email address:	tiffany.chu@zhongweicap.com

If to Corona Technology Limited:

Address:	Fl. 16,T4,Damei Center, Chaoyang, Beijing
Tel:	8610 8792 6735
Fax:	8610 8792 6860
Attention:	Chen Jian
Email address:	chenjian@tianshenyule.com

If to Bimo Kapital AS:

Address:	Per Kroghsvei 4a, 1065 Oslo, Norway
Tel:	0047 40467146
Attention:	Thor Eivind Westheim
Email address:	tew@cbk.no

If to GOLD SNOW LIMITED:

Address:	Beijing Qihao center west tower 908
Tel:	86 13810272163
Attention:	Jenny Lu
Email address:	yanan.lu@everbright.com

If to DYNAMIC ACHIVER LIMITED:

Address:	15/F, St. John Building, 33 Garden Road, Central, Hong Kong
Tel:	852 3520 2959
Fax:	852 3520 2950
Attention:	Ms. Tiffany Chu
Email address:	tiffany.chu@zhongweicap.com

If to Knutsson Holdings AB:

Address:	Knutsson Holdings AB, Kungsportsavenyen 33, 411 36
Gothenburg, SWEDEN
Tel:	46 31 7333350
Attention:	Anders Enochsson
Email address:	anders@knutsson.se

EXHIBIT D

NEW ARTICLES

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

Tantan Limited

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

Tantan Limited

(Adopted by Special Resolution passed on [*], 2018)

1	The name of the Company is Tantan Limited.

2	The Registered Office of the Company shall be at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands or at such other place as the Directors may from time to time decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The share capital of the Company is US$50,000 divided into 50,000,000 shares of a par value of US$0.001 each, comprising 50,000,000 Ordinary Shares.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SEVENTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

Tantan Limited

(Adopted by Special Resolution passed on [*], 2018)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Company”	means the above named company.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“IFRS”	means the International Financial Reporting Standards developed by, and the International Accounting Standards adopted by, the International Accounting Standards Board.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of votes cast by the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution, in each case pursuant to these Articles.

“Ordinary Shares”	means ordinary shares of the Company, with a par value of US$0.0001 each.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share”	means a share in the Company and includes a fraction of a share in the Company.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Law (as amended) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	references to designated exhibits or schedules are to the exhibits or schedules attached to these Articles unless explicitly stated otherwise;

(h)	references to a designated “Article” is to the designated Article in the main body of these Articles;

(i)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(j)	the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(k)	headings are inserted for reference only and shall be ignored in construing the Articles;

(l)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(m)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(n)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(o)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(p)	all accounting terms not otherwise defined herein have the meanings assigned under IFRS; and

(q)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting), and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. Notwithstanding the foregoing.

3.2	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1	Shares are transferable subject to the consent of the Directors who may, in their absolute discretion, decline to register any transfer of Shares not made in compliance with these Articles without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two days of such refusal.

7.2	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1	The Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2	The Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1	If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) shall, whether or not the Company is being wound up, be made only with the consent in writing of the holders of not less than fifty percent (50%) of the issued Shares of that class, or with the sanction of a resolution passed by a majority of not less than fifty percent (50%) of the votes cast at a separate meeting of the holders of the Shares of that class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that in addition to any other requirements regarding quorum for general meetings as set forth in these Articles, the necessary quorum shall be one or more persons holding or representing by proxy at least fifty percent (50%) of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from this Article 13.1. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such nonpayment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1	If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Amendments of Memorandum and Articles of Association and Alteration of Capital 17.1 The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19	General Meetings

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2	The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4	A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than three per cent. of the outstanding issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5	The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6	If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said second twenty-one day period.

19.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20	Notice of General Meetings

20.1	At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed by all of the Members entitled to attend and vote thereat.

20.2	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Proceedings at General Meetings

21.1	No business shall be transacted at any general meeting unless a quorum is present. Members (if such Member being an individual, present in person or by proxy; or if such Member being a corporation or other non-natural person, by its duly authorised representative or proxy), representing a majority of the then outstanding Ordinary Shares throughout the meeting shall be a quorum.

21.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, then the Members present shall be a quorum.

21.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.6	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or at least one Member demands a poll.

21.10	Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.11	The demand for a poll may be withdrawn.

21.12	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs pursuant to these Articles, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14	In no event, whether on a show of hands or on a poll, shall the chairman be entitled to a second or casting vote.

22	Votes of Members

22.1	On a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

22.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4	No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6	On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7	On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23	Proxies

23.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3	The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26	Directors

There shall be a board of Directors consisting of up to five (5) directors provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27	Powers of Directors

27.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28	Appointment and Removal of Directors

28.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)	the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind.

30	Proceedings of Directors

30.1	A quorum shall be necessary for the conduct of business at any meeting of the board of Directors. A majority of the Directors present (in person or in alternate) at any meeting shall be necessary and sufficient to constitute a quorum. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

30.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

30.3	A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5	A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8	All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31	Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

32	Directors’ Interests

32.1	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2	A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

32.3	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34	Delegation of Directors’ Powers

34.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

34.5	The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment, an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35	Alternate Directors

35.1	Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

35.2	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

35.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

35.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5	Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

36	No Minimum Shareholding

A Director is not required to hold Shares.

37	Remuneration of Directors

37.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by the Statute.

39.2	Except by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5	Except by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1	The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

43.2	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1	Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2	The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall, with the approval of a Special Resolution, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.